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                                                                     Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                          GOLFSMITH INTERNATIONAL, INC.



                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.



                                       and



                           BGA ACQUISITION CORPORATION





                         Dated as of September 23, 2002
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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE 1

                                  DEFINED TERMS

1.1     Defined Terms......................................................    1
1.2     References and Titles..............................................   11

                                   ARTICLE 2

                                  THE MERGER

2.1     Merger.............................................................   12
2.2     Effective Time.....................................................   12
2.3     Effects of the Merger..............................................   12
2.4     Certificate of Incorporation and By-Laws...........................   12
2.5     Directors and Officers.............................................   12
2.6     Conversion of Shares...............................................   12
2.7     Treatment of Options...............................................   13
2.8     Closing of Transfer Books..........................................   14
2.9     Payment............................................................   14
2.10    Redemption of Partnership Interests and Warrants...................   15
2.11    Adjustment of Cash Enterprise Value Prior to Closing...............   15
2.12    Payments Based on Cash Enterprise Value After Closing..............   16

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

3.1     Representations and Warranties of the Company......................   18
3.2     Representations and Warranties of Parent and Sub...................   34

                                   ARTICLE 4

                           COVENANTS OF THE COMPANY

4.1     Conduct of Business................................................   37
4.2     Access and Information.............................................   39
4.3     Third Party Consents...............................................   39
4.4     Notification of Certain Matters....................................   39
4.5     Insurance..........................................................   40
4.6     Interim Financials.................................................   40
4.7     Payment of Debt and Expenses.......................................   40
4.8     Run-Off Insurance Coverage.........................................   40
4.9     No-Solicitation....................................................   40
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                                   ARTICLE 5
                          COVENANTS OF PARENT AND SUB

5.1     Notification of Certain Matters....................................   41
5.2     Employee Matters...................................................   41
5.3     Access to Information..............................................   43
5.4     Solvency Letter....................................................   43
5.5     Indemnification of Officers, Directors, Employees and Agents.......   43
5.6     Financing..........................................................   45
5.7     Notification of Breach.............................................   46

                                   ARTICLE 6
                               MUTUAL COVENANTS

6.1     Governmental Consents..............................................   46
6.2     Investigation and Agreement by Parent and Sub; No Other
        Representations or Warranties......................................   46
6.3     Tax Matters........................................................   47

                                   ARTICLE 7
                             CONDITIONS PRECEDENT

7.1     Conditions to Each Party's Obligation..............................   49
7.2     Conditions to Obligation of Parent and Sub.........................   49
7.3     Conditions to Obligations of the Company...........................   51

                                   ARTICLE 8
                                    CLOSING

8.1     Closing............................................................   52
8.2     Actions to Occur at Closing........................................   52
8.3     Certificate of Merger..............................................   53

                                   ARTICLE 9
                       TERMINATION, AMENDMENT AND WAIVER

9.1     Termination........................................................   53
9.2     Effect of Termination..............................................   54
9.3     Return of Documentation............................................   54

                                  ARTICLE 10
                                INDEMNIFICATION

10.1    Indemnification by Parent..........................................   54
10.2    Indemnification by the Stockholders................................   55
10.3    Procedures.........................................................   56


                                       ii
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                                   ARTICLE 11
                              GENERAL PROVISIONS

11.1    Amendment and Modification.........................................   58
11.2    Waiver of Compliance...............................................   59
11.3    Severability.......................................................   59
11.4    Expenses and Obligations...........................................   59
11.5    Parties in Interest................................................   59
11.6    Notices............................................................   60
11.7    Counterparts.......................................................   61
11.8    Entire Agreement...................................................   61
11.9    Governing Law......................................................   61
11.10   Public Announcements...............................................   61
11.11   Assignment.........................................................   61
11.12   Director and Officer Liability.....................................   61
11.13   Stockholder Representatives........................................   62

Exhibit A - Form of Letter of Transmittal
Exhibit B - Form of Option Surrender Agreement
Exhibit C - Form of Opinion of Counsel to the Company
Exhibit D - Forms of Employment Agreements
Exhibit E - Escrow Agreement
Exhibit F - Indemnification Agreement
Exhibit G - Form of Opinion of Counsel to Parent and Sub

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 23, 2002, is made by and among Golfsmith International, Inc., a Delaware corporation (the "Company"), Golfsmith International Holdings, Inc., a Delaware corporation ("Parent"), and BGA Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent ("Sub").

                             PRELIMINARY STATEMENTS

         A. The respective Boards of Directors of the Company, Parent and Sub deem it advisable that Sub merge with and into the Company, and, accordingly, have each approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

         B. The holders of all of the shares of Common Stock (as hereinafter defined) of the Company outstanding on the date of this Agreement have approved the Merger (as hereinafter defined).

         C. The Company, First Atlantic Capital, Ltd. and Atlantic Equity Partners III, L.P. have entered into a letter agreement, dated as of the date hereof, affirming certain obligations of Parent and Sub hereunder (the "Side Letter").

         D. The Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as hereinafter defined).

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1
                                  DEFINED TERMS

         1.1 DEFINED TERMS. The following terms shall have the following meanings in this Agreement:

         "Additional Equity Consideration" means the aggregate number of shares of common stock of Parent issuable pursuant to Sections 2.6(d), which shall have an aggregate value at the time of issuance of $10,250,000.00 based on the price per share of common stock of Parent paid pursuant to the consummation of the transactions contemplated by the Equity Financing Commitment at the Closing.

         "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition, the term "control"

(and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

         "Aggregated Group" has the meaning set forth in Section 3.1(p).

         "Agreement" has the meaning given in the first paragraph of this Agreement.

         "Applicable Laws" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Entity having jurisdiction over the business or operations of the Company and its Subsidiaries, as may be in effect from time-to-time.

         "Appraiser" has the meaning set forth in Section 5.4.

         "Balance Sheet" has the meaning set forth in Section 3.1(e).

         "Balance Sheet Date" has the meaning set forth in Section 3.1(e).

         "Business Day" means any day other than (i) a Saturday, Sunday or federal holiday or (ii) a day on which commercial banks in New York, New York or Austin, Texas are authorized or required to be closed.

         "Cap" has the meaning set forth in Section 10.2(c).

         "Cash Enterprise Value" means $115.0 million, as it may be adjusted pursuant to Section 2.11.

         "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

         "CERCLIS" has the meaning set forth in Section 3.1(m).

         "Certificate" has the meaning set forth in Section 2.9(a).

         "Certificate of Merger" has the meaning set forth in Section 2.2.

         "Closing" has the meaning set forth in Section 8.1.

         "Closing Date" has the meaning set forth in Section 8.1.

         "Closing Working Capital" has the meaning set forth in Section 2.12(a).

         "Closing Working Capital Statement" has the meaning set forth in
Section 2.12(a).

         "Code" means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

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         "Common Stock" has the meaning set forth in Section 2.6(b).

         "Company" has the meaning set forth in the first paragraph of this Agreement.

         "Company 401(k) Plan" means the retirement plan maintained by the Company and designed to comply with Section 401 of the Code.

         "Company Permits" has the meaning set forth in Section 3.1(f).

         "Company's Accountants" has the meaning set forth in Section 2.11(b).

         "Confidentiality Agreement" means the Confidentiality Agreement, dated as of April 29, 2002, by and between Parent and First Union Securities Inc. (d/b/a Wachovia Securities), on behalf of the Company.

         "Consents" means all governmental consents and approvals, and all consents and approvals of third parties, in each case that are necessary in order to consummate the transactions contemplated herein.

         "Cure Period" has the meaning set forth in Section 9.1(c).

         "DGCL" means the General Corporation Law of the State of Delaware.

         "Debt" means, without duplication and excluding accounts and obligations owed by the Company to its Subsidiaries or owed by a Subsidiary of the Company to the Company and/or one or more of its Subsidiaries, the aggregate amount of (a) all indebtedness of the Company or any of its Subsidiaries, for the repayment of money borrowed, whether or not represented by bonds, debentures, notes or other securities and all accrued and unpaid interest thereon, (b) all deferred indebtedness of the Company or any of its Subsidiaries for the payment of the purchase price of property or long-term assets purchased,
(c) all obligations of the Company or any of its Subsidiaries to pay rent or any payment amounts under a lease of real or personal property that is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, but excluding all deferred rent, (d) any outstanding reimbursement obligations of the Company or any of its Subsidiaries with respect to amounts drawn under letters of credit, bankers' acceptances or similar facilities issued for the account of the Company or any of its Subsidiaries, (e) any payment obligation of the Company or any of its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Lien on property owned by the Company or any its Subsidiaries, whether or not indebtedness secured thereby shall have been assumed, (g) all guarantees, endorsements (other than endorsements of checks in the ordinary course of business), assumptions and other contingent obligations of the Company or any of its Subsidiaries in respect of or to purchase or to otherwise acquire, indebtedness for borrowed money of others and (h) all premiums, prepayment penalties, change of control payments, fees, expenses and other amounts that are paid or required to be paid in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement and the other Transactions Documents, but excluding the Option Merger Consideration and the value of any Rollover Options.

         "Debt Financing Commitment" has the meaning set forth in Section
3.2(e).

         "Designated Accounting Arbitrator" has the meaning set forth in Section 2.12(c).

         "Dispute Notice" has the meaning set forth in Section 2.12(c).

         "DOJ" means the United States Department of Justice.

         "Effective Time" has the meaning set forth in Section 2.2.

         "Employee Benefit Plan" means each plan, program, policy and other contractual arrangement (whether written or oral) pursuant to which the Company, any Subsidiary of the Company or Aggregated Group (as defined in Section 3.1(p)) member has any current or contingent liabilities or obligations for the payment of cash or the provision of other benefits to, or on behalf of, an employee or other individual for services rendered (or to be rendered) to such organization, including but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA (without regard to whether such plan is subject to ERISA).

         "Employment Agreements" has the meaning set forth in Section 3.1(p).

         "Environmental Costs or Liabilities" has the meaning set forth in
Section 3.1(m).

         "Environmental Laws" means the following Applicable Laws pertaining to the environment, natural resources and public or employee health and safety: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"); the Emergency Planning and Community Right to Know Act (42 U.S.C. Sections 11001 et seq.), as amended; the Solid Waste Disposal Act (42 U.S.C. Sections 6901 et seq.), as amended; the Clean Air Act (42 U.S.C. Sections 7401 et seq.), as amended;
the Clean Water Act (33 U.S.C. Sections 1251 et seq.), as amended; the
Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), as amended;
the Occupational Safety and Health Act of 1970 (29 U.S.C. Sections 651 et seq.), as amended; the Oil Pollution Act of 1990 (33 U.S.C. Sections 2701 et seq.), as amended; and the Hazardous Materials Transportation Act (49
U.S.C. Sections 5101 et seq.), as amended, as each of the foregoing are in effect on the date of this Agreement.

         "Equity Financing Commitment" has the meaning set forth in Section 3.2(e).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" shall mean a financial institution party to the Escrow Agreement selected by the mutual agreement of Parent and the Company prior to the Closing Date.

         "Escrow Agreement" has the meaning set forth in Section 7.2(h).

         "Escrow Funds" means $6,250,000.

         "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

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         "Existing ESAs" means environmental site assessments conducted on or before the date of this Agreement with respect to the Real Property described on
Schedule 3.1(i) and Schedule 3.1(j).

         "Expiration Date" has the meaning set forth in Section 10.1(c).

         "Final Working Capital Statement" has the meaning set forth in Section 2.12(e).

         "Financial Statements" has the meaning set forth in Section 3.1(e).

         "Financing Commitments" has the meaning set forth in Section 3.2(e).

         "FTC" means the United States Federal Trade Commission.

         "GAAP" means generally accepted accounting principles in the United States.

         "Gains and Transfer Taxes" has the meaning set forth in Section 3.1(d).

         "Governmental Entity" means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

         "Hazardous Substances" has the meaning set forth in Section 3.1(m).

         "HSR Act" has the meaning set forth in Section 3.1(d).

         "Indemnification Agreement" has the meaning set forth in Section
7.2(h).

         "Indemnified Liabilities" has the meaning set forth in Section 5.5(a).

         "Indemnified Parties" has the meaning set forth in Section 5.5(a).

         "Indenture" means that certain Indenture, attached as Exhibit A to the Senior Notes.

         "Intellectual Property" means (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) Patents, (iv) Trademarks and domain names, (v) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (vi) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (vii) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (viii) trade secrets and confidential, technical and business information (including, without limitation, ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (ix) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (x) copies and tangible embodiments of all the foregoing, in whatever form or medium, (xi) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and
(xii) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.

         "Knowledge" means (i) with respect to the Company, the actual or constructive knowledge after reasonable inquiry concerning the subject matter in question of Carl Paul, Frank Paul, Mark Osborn, Jim Thompson and Ken Brugh and
(ii) with respect to Parent or Sub, the actual or constructive knowledge after reasonable inquiry concerning the subject matter in question of the directors and executive officers of Parent and Sub.

         "Leased Real Property" means all of the real property leased pursuant to the leases identified in Schedule 3.1(j).

         "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed by Company from a third party.

         "Liens" has the meaning set forth in Section 3.1(l).

         "Losses" has the meaning set forth in Section 10.1(a).

         "LP" has the meaning set forth in Section 2.10.

         "Major Supplier" has the meaning set forth in Section 3.1(u).

         "Material Adverse Effect" means a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, in each case taken as a whole; provided, however, that any change, effect, fact, event or condition that affects general economic conditions or the golf industry or the retail industry shall not be considered in determining whether a Material Adverse Effect has occurred, to the extent that such change, effect, fact, event or condition does not affect the Company or any of its Subsidiaries to a degree or in a manner proportionally greater than they affect other companies in the golf industry or the retail industry.

         "Material Contract" has the meaning set forth in Section 3.1(o).

         "Merger" has the meaning set forth in Section 2.1.

         "Merger Consideration" means the sum of the Cash Enterprise Value and the Additional Equity Consideration, less the Purchase Price Adjustments.

         "Minimum" has the meaning set forth in Section 10.1(b).

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         "Monthly Working Capital Amount" means, with respect to the applicable fiscal month end of the Company, the difference between:

                  (a) the sum of the amounts in the "Net Accounts Receivable", "Inventory", "Prepaid and Other Current Expenses" and "Other Current Assets" line items on the applicable fiscal month end balance sheet; less

                  (b) the sum of the amounts in the "Accounts Payable" and "Accrued Expenses" line items on the applicable fiscal month end balance sheet;

in each case determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, applied consistently in the manner in which GAAP was applied in the Financial Statements for the year ended December 29, 2001; provided, that "Accrued Expenses" as used in subpart (b) above shall not include any amounts with respect to (i) liabilities for gift certificates,
(ii) liabilities for product recalls or (iii) pro-forma accrued Taxes.

         "NPL" has the meaning set forth in Section 3.1(m).

         "Optionholder" and "Optionholders" have the meanings set forth in
Section 2.9(a).

         "Option Merger Consideration" has the meaning set forth in Section 2.7(a).

         "Options" means the collective reference to all options to purchase shares of Common Stock.

         "Option Surrender Agreement" has the meaning set forth in Section
2.9(a).

         "Outstanding Share" and "Outstanding Shares" have the meanings set forth in Section 2.6(b).

         "Owned Intellectual Property" means all Intellectual Property in and to which Company holds all right, title and interest.

         "Owned Real Property" means those parcels of real property owned in fee and used or held for use by the Company and its Subsidiaries as described in
Schedule 3.1(i), and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of the Company and its Subsidiaries in and to any street or other property adjoining any portion of such property.

         "Parent" has the meaning set forth in the first paragraph of this Agreement.

         "Parent's Accountants" has the meaning set forth in Section 2.11(b).

         "Patent" means national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

         "Per Share Merger Consideration" means (A) the sum of (x) the Cash Enterprise Value plus (y) the dollar value of the Additional Equity Consideration plus (z) the Purchase Price Adjustments, less (i) the Option Merger Consideration (including the dollar value of the amount by which the Per Share Merger Consideration exceeds the exercise price for the Rollover Options),
(ii) the Redemption Amount and (iii) the Warrant Redemption Amount, divided by
(B) the number of Outstanding Shares on the Closing Date.

         "Permitted Encumbrances" means (a) statutory liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (b) mechanics', carriers', workers', repairers' and other similar liens imposed by Applicable Law arising or incurred in the ordinary course of business for obligations that are not overdue for a period of more than 120 days or that are being contested in good faith by appropriate proceedings, (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business at the facility at which such leased equipment or other personal property is located,
(d) Liens on leases of real property arising from the provisions of such leases, including, in relation to Leased Real Property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of such Leased Real Property or the continuation of the business conducted by the Company and its Subsidiaries that do not materially impair the use of such real property by the Company or its Subsidiaries, (e) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, (f) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business,
(g) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (h) public utility easements of record, in customary form, to serve the Real Property, (i) Liens not otherwise included as Permitted Encumbrances that are disclosed in the real estate title reports for real estate owned by the Company and its Subsidiaries provided to Parent prior to the date hereof, (j) landlords' liens (whether statutory, common law or contractual) in favor of landlords under the leases with respect to the Leased Real Property, and (k) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Leased Real Property and to which the leases with respect to the Leased Real Property are subordinate.

         "Permitted Liens" has the meaning set forth in Section 3.1(l).

         "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

         "Preliminary Closing Working Capital Statement" has the meaning set forth in Section 2.11(a).

         "Preliminary Excess Amount" has the meaning set forth in Section
2.11(a).

         "Purchase Price Adjustments" means, without duplication, the positive or negative remainder of (a) all cash and cash equivalents of the Company and its Subsidiaries immediately prior to Closing (provided that cash and cash equivalents held outside the U.S. shall only be included up to an amount equal to 100,000 Canadian Dollars in Canada and up to an amount equal to 100,000 United Kingdom Pounds in the United Kingdom), minus (b) to the extent not paid prior to Closing or from cash (or cash equivalents) of the Company at Closing, the sum of (i) total Debt, preferred stock and capitalized leases as of the Closing; (ii) any accrued interest and pre-payment penalties due from the payment of the Debt and leases referred to in clause (i) above; (iii) an amount equal to one-half of the sum of (A) 65% of the reserves for gift certificate liabilities plus (B) the reserves for product recall liabilities, in each case as included in the fiscal month end balance sheet for the month of September 2002 and determined on a consolidated basis with the Company and its Subsidiaries in accordance with GAAP, applied consistently with the manner in which GAAP was applied in the Financial Statements for the year ended December 29, 2001, (iv) all costs, sale bonuses, change of control payments (regardless of when paid or payable), obligations pursuant to incentive or bonus plans (but excluding the Option Merger Consideration and the value of the Rollover Options), payments required to get third party consents and expenses of the Company and its Subsidiaries on behalf of itself or its Securityholders, in each case incurred in connection with the transactions contemplated by this Agreement; (v) all fees and expenses of Wachovia Securities payable by the Company or its Subsidiaries and all other fees, costs and expenses (including legal and accounting fees, costs and expenses) payable by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement (including fees, costs and expenses of obtaining the updated Phase I environmental report pursuant to Section 4.9); provided, that such fees, costs and expenses shall not include those incurred in connection with the Financing Commitments or the transactions contemplated thereby (other than legal fees and costs incurred by the Company and its Subsidiaries in the review of such Financing Commitments or the transactions contemplated thereby); (vi) the cost of the run-off insurance to be purchased pursuant to Section 4.8 and (vii) the cost of a solvency letter, if any, purchased by the Company prior to the Closing pursuant to the second sentence of Section 5.4.

         "Real Property" means the Leased Real Property and the Owned Real Property.

         "Receivables" has the meaning set forth in Section 3.1(w).

         "Redemption Agreement" has the meaning set forth in Section 2.10.

         "Redemption Amount" has the meaning set forth in Section 2.10.

         "Rollover Option Holder" has the meaning set forth in Section 2.7(b).

         "Rollover Options" has the meaning set forth in Section 2.7(b).

         "Schedules" means the Schedules attached hereto.

         "SEC" means the United States Securities and Exchange Commission.

         "Section 338(h)(10) Election" has the meaning set forth in Section 6.3(a).

         "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

         "Securityholders" means the Stockholders and the Optionholders, collectively.

         "Senior Notes" means the Senior Subordinated Notes Due 2005 issued in the original aggregate principal amount of $30,000,000 pursuant to the Indenture attached as Exhibit A to each such note and dated as of August 17, 1998, among Golfsmith Holdings, L.P., Golfsmith GP Holdings, Inc. and the guarantors party thereto.

         "Side Letter" has the meaning set forth in item C of the Preliminary Statements.

         "Solvency Letter" has the meaning set forth in Section 5.4.

         "Stock Option Plan" means the Golfsmith International, Inc. 1997 Incentive Plan, as amended.

         "Stockholder Indemnitors" has the meaning set forth in Section 2.12(f).

         "Stockholder Representatives" means Carl Paul and Frank Paul.

         "Stockholders" has the meaning set forth in Section 2.9(a).

         "Stockholders Agreement" means the Stockholders Agreement, dated as of Closing Date, by and among Parent and the stockholders of Parent.

         "Sub" has the meaning set forth in the first paragraph of this Agreement.

         "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such person.

         "Surviving Corporation" has the meaning set forth in Section 2.1.

         "Target Closing Working Capital Amount" means an amount equal to the average of the Monthly Working Capital Amounts for each of the twelve fiscal month-ends of the Company, beginning with the Company's fiscal month end for October 2001 and ending with the Company's fiscal month end for September 2002.

         "Taxes" means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Entity.

         "Tax Returns" means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "Termination Date" has the meaning set forth in Section 9.1(c).

         "Trademark" means trademarks, service marks, trade dress, logos, slogans, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions.

         "Transaction Documents" means, collectively, this Agreement and each other agreement, document and instrument required to be executed in accordance herewith.

         "Units" has the meaning set forth in Section 2.7(b).

         "Warrant Redemption Amount" equals the aggregate sum of, for all warrants to purchase Common Stock outstanding as of the Closing Date, the excess, if any, of (a) the product of (i) the number of shares of Common Stock issuable upon exercise of such warrant and (ii) the Per Share Merger Consideration less (b) the product of (x) the exercise price for a share of Common Stock issuable upon exercise of such warrant and (y) the number of shares of Common Stock issuable upon exercise of such warrant.

         1.2 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                   ARTICLE 2
                                   THE MERGER

         2.1 MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Sub shall be merged with and into the Company (the "Merger") in accordance with terms of, and subject to the conditions set forth in, this Agreement and the DGCL. Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and the separate corporate existence of Sub shall cease. The corporate existence of the Company, with all its purposes, rights, privileges, franchises powers and objects shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the Laws of the State of Delaware.

         2.2 EFFECTIVE TIME. Immediately following the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger"), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree in writing shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time").

         2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

         2.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation and by-laws of Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with Applicable Law; provided that the provisions relating to the indemnification of directors, officers, employees and agents of the Company, its Subsidiaries and other entities as described in Section 5.5(b) shall be included in such certificate of incorporation and by-laws.

         2.5 DIRECTORS AND OFFICERS. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time.

         2.6 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

                  (a) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation's common stock.

                  (b) Subject to Section 2.6(d), each share of the Company's common stock, par value $0.01 per share ("Common Stock"), outstanding immediately prior to the Effective Time (each, an "Outstanding Share" and collectively, the "Outstanding Shares") shall be converted, subject to Section 2.9, into the right to receive the Per Share Merger Consideration in cash, payable to the holder thereof without interest and shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.

                  (c) Each share of Common Stock held in the treasury of the Company or by any of the Company's Subsidiaries immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

                  (d) In lieu of the conversion of a portion of the Outstanding Shares held by them, Frank Paul and Carl Paul shall receive shares of common stock of Parent upon conversion of such shares of Outstanding Shares. The number of shares of Outstanding Shares of each of Carl Paul and Frank Paul that shall be converted into shares of common stock of Parent shall equal the quotient of
(i) with respect to Frank Paul, $3,547,525.00 and (ii) with respect to Carl Paul, $6,702,475.00, in each case divided by the Per Share Merger Consideration, rounded to the nearest whole share. The number of shares of common stock of Parent issuable upon the conversion of each such share of Outstanding Shares shall equal the quotient of the Per Share Merger Consideration divided by the price per share of common stock of Parent paid pursuant to the consummation of the transactions contemplated by the Equity Financing Commitment, rounded to the nearest whole share.

         2.7 TREATMENT OF OPTIONS

                  (a) At the Effective Time, each outstanding Option, whether or not then exercisable, shall be canceled and, subject to the terms and conditions set forth in Sections 2.7(b) and 2.9, the holder thereof shall be entitled to receive, at the Effective Time or as soon as practicable thereafter, in consideration for such cancellation, an amount in cash (the "Option Merger Consideration") equal to the excess, if any, of (a) the product of (i) the number of shares of Common Stock previously issuable, whether at or upon the passage of time or the occurrence of future events, upon the exercise of such Option and (ii) the Per Share Merger Consideration less (b) the product of (x) the exercise price for a share of Common Stock previously issuable pursuant to such Option and (y) the number of shares of Common Stock previously issuable, whether at or upon the passage of time or the occurrence of future events, upon the exercise of such Option.

                  (b) At the Effective Time, the Company shall cause each holder of the outstanding Options, or portions thereof, as set forth on Schedule 2.7(b) (each individually, a "Rollover Option," and collectively, the "Rollover Options"), to surrender such Rollover Options in exchange for the number of units ("Units") in the form attached hereto as Exhibit A, convertible into shares of common stock of Parent, as set forth on Schedule 2.7(b). Each holder of Rollover Options (a "Rollover Option Holder") will be entitled to receive, in full settlement of such holder's Rollover Options, a Unit convertible into a number of shares of common stock of Parent as set forth on Schedule 2.7(b) and shall not be entitled to receive the Option Merger Consideration for such Rollover Options. The Units and the shares of common stock of Parent into which they are convertible shall be subject to all restrictions (x) imposed under any securities laws, including but not limited to the Securities Act of 1933, as amended, and (y) set forth in the Stockholders Agreement.

         2.8 CLOSING OF TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock shall thereafter be made. From and after the Effective Time, the holders of Certificates evidencing ownership of Outstanding Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Shares, except as otherwise provided for herein or by Applicable Law.

         2.9 PAYMENT.

                  (a) At the Closing, Parent and Sub shall, for each holder (each a "Stockholder," and collectively, the "Stockholders") of a stock certificate that immediately prior to the Effective Time represented Outstanding Shares (a "Certificate") who surrenders a Certificate for cancellation to Parent, together with the letter of transmittal in the form attached hereto as Exhibit A, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, pay to each such Stockholder cash equal to the product obtained when the number of Outstanding Shares previously represented by such Certificate is multiplied by the Per Share Merger Consideration (as proportionately reduced by the amount deposited with the Escrow Agent pursuant to Section 8.2(a)(ii)), payable by wire transfer of immediately available funds to an account designated in writing by such Stockholder to Parent at least two Business Days prior to the Closing Date or, if applicable, issue to each of the Stockholders identified in Section 2.6(d) the number of shares of common stock of Parent contemplated by Section 2.6(d), and the Certificates so surrendered shall forthwith be canceled. At or following Closing, Parent and Sub shall pay each holder of an Option (each an "Optionholder" and collectively, the "Optionholders") who delivers to Parent a duly executed Option Surrender Agreement in the form attached hereto as Exhibit B (each, an "Option Surrender Agreement") cash equal to the Option Merger Consideration for such Option, payable by check or wire transfer of immediately available funds to an account designated in writing by such Optionholder to Parent (or, if applicable, the Units into which such Options are convertible pursuant to Section 2.7(b)). Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Per Share Merger Consideration or the applicable number of shares of Parent's common stock. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 2.6.

                  (b) If any Stockholder or Optionholder fails to surrender a Certificate, letter of transmittal or Option Surrender Agreement, as applicable, at or prior to Closing, Parent and Sub shall not pay the portion of the Merger Consideration applicable to the related Outstanding Shares or Options and Parent and Sub shall deposit such portion of the Merger Consideration in a segregated account maintained by the Surviving Corporation for the benefit of such Stockholders or Optionholders. Promptly upon delivery of such Certificate, letter of transmittal or Option Surrender Agreement, as applicable, the Surviving Corporation shall pay to such Stockholder or Optionholder, without interest, the portion of the Merger Consideration applicable to the related Outstanding Shares or Options. Parent and the Company may, at their discretion, waive the requirement of a Certificate, letter of transmittal or Option Surrender Agreement, as applicable, for any or all such Stockholders or Optionholders.

                  (c) All payments to Securityholders shall be subject to any required withholding of Taxes, if any. Parent and Sub shall be responsible for the remittance to the appropriate Governmental Entity of any required income Tax withholding, FICA payments, and FUTA payments that arise in connection with a payment to a Securityholder pursuant to this Section 2.9. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock and Options in respect of which such deduction and withholding was made by Parent or the Surviving Corporation. No interest shall accrue or be paid on the cash payable upon the delivery of Certificates or Option Surrender Agreements.

         2.10 REDEMPTION OF PARTNERSHIP INTERESTS AND WARRANTS. Concurrently with the execution and delivery hereof, Donaldson, Lufkin & Jenrette, the Company, Parent and Sub are entering into that certain Redemption Agreement of even date herewith (the "Redemption Agreement"), pursuant to which Donaldson, Lufkin & Jenrette shall, among other things, agree to sell to the Company its interest in Golfsmith Holdings, L.P., a Delaware limited partnership ("LP"), and each outstanding warrant to purchase shares of Common Stock. At the Closing, pursuant to the Redemption Agreement, the Company shall purchase from Donaldson, Lufkin & Jenrette all of its interests in LP. In addition, at the Closing, pursuant to the Redemption Agreement, the Company shall purchase each outstanding warrant to purchase shares of Common Stock of the Company from Donaldson, Lufkin & Jenrette. The aggregate consideration to be paid by the Company pursuant to the Redemption Agreement shall be a cash amount equal to the sum of (i) 8.108% of the aggregate Per Share Merger Consideration for all Outstanding Shares as of the Closing Date (the "Redemption Amount") and (ii) the Warrant Redemption Amount.

         2.11 ADJUSTMENT OF CASH ENTERPRISE VALUE PRIOR TO CLOSING.

                  (a) At least five (5) Business Days prior to the Closing Date, the Company shall, in good faith and in consultation with Parent, prepare and deliver to Parent a statement of its reasonable, good faith estimate of the Closing Working Capital (as hereinafter defined) (the "Preliminary Closing Working Capital Statement"). The calculation of the Closing Working Capital included in the Preliminary Closing Working Capital Statement shall be prepared on a basis consistent with the calculations contemplated for the determination of the Final Working Capital Statement as provided in Section 2.12. If the preliminary estimate of the Closing Working Capital as set forth in the Preliminary Closing Working Capital Statement exceeds the

Target Closing Working Capital Amount, the Cash Enterprise Value shall be increased by the amount of such excess (the "Preliminary Excess Amount"). If the preliminary estimate of the Closing Working Capital as set forth in the Preliminary Closing Working Capital Statement is less than the Target Closing Working Capital Amount, the Cash Enterprise Value shall be reduced by the amount of such difference.

                  (b) Parent and its representatives, including Parent's independent accountants ("Parent's Accountants"), will be entitled to review all work papers, if any, of the Company and its representatives, including the Company's independent accountants ("Company's Accountants"), prepared in connection with the delivery of the Preliminary Closing Working Capital Statement.

         2.12 PAYMENTS BASED ON CASH ENTERPRISE VALUE AFTER CLOSING.

                  (a) Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representatives a statement of the Closing Working Capital, which shall be audited by Ernst & Young, L.L.P. (New
York), together with the related audit report of such firm (the "Closing Working Capital Statement"). "Closing Working Capital" means, as of the close of business on the date immediately preceding the Closing Date, the difference between:

                           (i) the sum of the amounts in the "Net Accounts
Receivable", "Inventory", "Prepaid and Other Current Expenses" and "Other Current Assets" line items on the Closing Working Capital Statement or the Preliminary Closing Working Capital Statement, as applicable; less

                           (ii) the sum of the amounts in the "Accounts Payable"
and "Accrued Expenses" line items on the Closing Working Capital Statement or the Preliminary Closing Working Capital Statement, as applicable;

in each case determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, applied consistently in the manner in which GAAP was applied in the Financial Statements for the year ended December 29, 2001; provided, that "Accrued Expenses" as used in Section 2.12(a)(ii) above shall not include any amounts with respect to (A) liabilities for gift certificates, (B) liabilities for product recalls or (C) pro-forma accrued Taxes; and provided, further, that "Accounts Payable" and "Accrued Expenses" as used in Section 2.12(a)(ii) above shall not include any amounts included in the Purchase Price Adjustments or that are paid on the Closing Date (and would otherwise have been included in the Purchase Price Adjustments).

                  (b) The Stockholder Representatives and their representatives, including the Stockholders' independent accountants ("Stockholders' Accountants"), will be entitled to review all work papers, if any, of Parent and its representatives, including Parent's Accountants, prepared in connection with the delivery of the Closing Working Capital Statement.

                  (c) The Closing Working Capital Statement delivered by Parent to the Stockholder Representatives will be the Final Working Capital Statement and will be conclusive and binding on the parties unless the Stockholder Representatives, acting jointly and in good faith, within thirty (30) days after the delivery to the Stockholder Representatives of the Closing Working Capital Statement, notify Parent in writing that the Stockholder Representatives dispute any of the amounts set forth therein, specifying the nature of each dispute and the basis therefor (the "Dispute Notice"). Failure by the Stockholder Representatives to dispute the amounts reflected in the Closing Working Capital Statement within such thirty days after delivery to the Stockholder Representatives will be deemed an acquiescence thereto by the Stockholder Representatives. Parent and the Stockholder Representatives will attempt in good faith to reach agreement resolving all of the disputes set forth in the Dispute Notice within thirty (30) days after the Dispute Notice is delivered by the Stockholder Representatives to Parent, in which event the Closing Working Capital Statement, as amended to the extent necessary to reflect resolution of all such disputes, will be the Final Working Capital Statement and will be conclusive and binding on the parties. If Parent and the Stockholder Representatives are unable to resolve any or all of such disputes within the aforesaid thirty days, Parent and the Stockholder Representatives will, promptly after the expiration of such time period, submit for resolution all unresolved disputes to a nationally recognized accounting firm (other than Parent's Accountants or Stockholders' Accountants) chosen by agreement of Parent and the Stockholder Representatives (the "Designated Accounting Arbitrator") as an arbiter for resolution. Promptly, but no later than thirty (30) days after its acceptance of its appointment as Designated Accounting Arbitrator, the Designated Accounting Arbitrator shall determine those items in dispute on the Closing Working Capital Statement and shall render a written report as to the resolution of each dispute and the resulting calculation of the Final Working Capital Statement and the Closing Working Capital. In resolving any disputed item, the Designated Accounting Arbitrator may not assign a value to such item greater than the greatest value for such item claimed by Parent or the Stockholder Representatives or less than the smallest value for such item claimed by Parent or the Stockholder Representatives. The Designated Accounting Arbitrator will have exclusive jurisdiction over, and the Designated Accounting Arbitrator's services will be the sole recourse and remedy of, Parent and the Stockholder Representatives against one another or any other Person (including the Stockholders' Accountants or Parent's Accountants) with respect to any disputes arising out of or relating to the Closing Working Capital Statement and/or the Final Working Capital Statement. The Designated Accounting Arbitrator's determination will be conclusive and binding on Parent and the Stockholder Representatives and will be enforceable in a court of law.

                  (d) The Stockholder Indemnitors shall pay the fees and expenses of the Stockholders' Accountants pursuant to the Indemnification Agreement. Parent shall pay the fees and expenses of Parent's Accountants. The fees and expenses of the Designated Accounting Arbitrator shall be borne proportionately by Parent and the Stockholder Indemnitors to the extent that Parent's and the Stockholder Representatives' determination of the Closing Working Capital differs from the determination of the Designated Accounting Arbitrator. For purposes of clarification only, if the Closing Working Capital amount shown on the Closing Working Capital Statement delivered by Parent were $100, the Closing Working Capital amount set forth in the Dispute Notice were $200 and the determination of Closing Working Capital made by the Designated Accounting Arbitrator in the Final Working Capital Statement were $160, then Parent would pay 60% of such fees and expenses and the Stockholder Indemnitors would pay 40% of such fees and expenses.

                  (e) As used herein, the term "Final Working Capital Statement" means (i) the Closing Working Capital Statement, if no Dispute Notice is delivered by the Stockholder Representatives within the time period set forth in
Section 2.12(c) or (ii) if the Dispute Notice is delivered in a timely manner and all of the disputed items are resolved by mutual agreement of Parent and the Stockholder Representatives, the Closing Working Capital Statement, as amended, if necessary, to reflect such resolution of all disputes or (iii) if any or all of the disputed items are submitted to the Designated Accounting Arbitrator for resolution, the Closing Working Capital Statement, as amended, if necessary, to reflect any resolution of any disputes by mutual agreement of Parent and the Stockholder Representatives and the resolution of all other disputes by the Designated Accounting Arbitrator.

                  (f) If the Closing Working Capital as set forth in the Final Working Capital Statement exceeds the preliminary estimate of the Closing Working Capital as set forth in the Preliminary Closing Working Capital Statement, Parent shall pay the Stockholder Representatives the amount of such excess, and the Stockholder Representatives shall distribute such amount to the Stockholders on a pro rata basis in relation to the number of Common Shares that were held by such persons immediately prior to Closing. If the Closing Working Capital as set forth in the Final Working Capital Statement is less than the preliminary estimate of the Closing Working Capital as set forth in the Preliminary Closing Working Capital Statement, Parent and the Stockholder Representatives shall jointly instruct the Escrow Agent in writing to pay Parent, from the Escrow Funds, the amount of such deficiency; provided, however, any such deficiency in excess of $1.25 million, shall not be paid out of the Escrow Funds, but shall be paid pursuant to the Indemnification Agreement by the Stockholders party thereto (collectively, the "Stockholder Indemnitors"). Any payments made by Parent or the Stockholder Representatives through the Escrow Agent, as the case may be, pursuant to this Section 2.12(f) will be made together with interest thereon from the Closing Date to the date of payment at a rate of 6.0% per annum within five (5) Business Days of the date on which the Final Working Capital Statement is determined by wire transfer of immediately available funds to the account designated by the payee, provided, however, that if payment is not made within such five Business Day period, the applicable rate of interest is to be 7.0% per annum for the period from the day following such date through the date such payment is made.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows (with the understanding that Parent and Sub are relying upon such representations and warranties in entering into and performing their respective obligations under this Agreement):

                  (a) ORGANIZATION, GOOD STANDING AND OTHER MATTERS. Each of the Company and its Subsidiaries is a corporation, limited partnership or private limited company duly organized, validly existing and in good standing under the Applicable Laws of its respective jurisdiction of incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation, limited partnership or private limited company in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Material Adverse Effect. The Company has made available to Parent or its representatives complete and correct copies of its Certificate of Incorporation and Bylaws and its Subsidiaries' respective certificates of incorporation and bylaws (or comparable charter or organizational documents), as in effect on the date of this Agreement. All Subsidiaries of the Company, their respective jurisdictions of incorporation or organization and their respective jurisdictions where qualified to do business are identified on Schedule 3.1(a). Except as set forth on Schedule 3.1(a), all outstanding shares of capital stock or other equity interests of the Company's Subsidiaries are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all Liens. Except as set forth on Schedule 3.1(a), the Company does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity, other than in the Subsidiaries. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable.

                  (b) CAPITAL STRUCTURE. As of the date of this Agreement, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock. As of the date of this Agreement, (i) 10,000,000 shares of Common Stock are issued and outstanding and (ii) no shares of Common Stock are held by the Company in treasury. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company's stockholders may vote are issued or outstanding. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights. All issuances of Common Stock of the Company and capital stock of each Subsidiary have been in material compliance with all applicable securities laws and regulations, and all Taxes thereon have been paid (except for Taxes not yet due and payable and for Taxes being contested in good faith). Except as referenced in Section 2.10 and as set forth in Schedule 3.1(b), there are outstanding (A) no shares of capital stock or other voting securities of the Company or any of its Subsidiaries, (B) no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company or any Subsidiary of the Company and (C) no options, warrants, calls, rights, commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                  (c) AUTHORITY. The Company has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated herein and therein. The Transaction Documents to which the Company is or will be a party have been, or upon execution and delivery thereof will be, duly executed and delivered by the Company and, assuming that such Transaction Documents constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein or therein have been duly authorized by all necessary corporate action on the part of the Company. The Merger has been duly and validly adopted and approved by the unanimous written consent of the Stockholders. Except for the execution by each Optionholder of an Option Surrender Agreement, no other corporate proceedings on the part of the Company or the Stockholders are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

                 (d) NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery by the Company of the Transaction Documents to which it is a party do not, and the performance by the Company of the transactions contemplated herein and therein will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in this Section 3.1(d) or as otherwise described on Schedule 3.1(d), (i) violate, conflict with, or result in any breach of any provision of the Company's Certificate of Incorporation or Bylaws or its Subsidiaries' respective certificates of incorporation and bylaws (or comparable charter or organizational documents),
(ii) except for Material Contracts identified on Schedule 3.1(o) with an asterisk, if any, conflict in any material respect with or result in a material violation or material breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any Material Contract or (iii) violate any material order, writ, judgment, injunction, decree, statute, Applicable Law, rule or regulation of any Governmental Entity binding upon the Company or any of its Subsidiaries or by which or to which any material portion of their respective assets is bound or subject. No Consent of, or registration, declaration, or filing with, any Governmental Entity is required by the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and its Subsidiaries do business, (C) such filing and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, (D) such filings in connection with any state or local tax that is attributable to the beneficial ownership of the Real Property ("Gains and Transfer Taxes"), if any, and (E) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated in this Agreement and the other Transaction Documents to which the Company is a party.

                 (e) FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  (i) The Company has delivered to Parent copies of (A) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 29, 2001, together with the related audited consolidated statements of income for the fiscal year then-ended and (B) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 29, 2002 (the "Balance Sheet"), together with the related unaudited consolidated statement of income for the six-month period then ended (such audited and unaudited financial statements being collectively referred to as the "Financial Statements"). Except as set forth on Schedule 3.1(e)(i), the Financial Statements were prepared in accordance with the books and records of the Company and each of its Subsidiaries and in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes and do not reflect year end adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the dates thereof and the consolidated results of the operations of the Company and its Subsidiaries for the respective periods indicated.

                  (ii) Except as disclosed in Schedule 3.1(e)(ii), there is no liability, contingent or otherwise, of the Company or any of its consolidated Subsidiaries that is not reflected or reserved against in the Balance Sheet, other than (A) liabilities incurred in the ordinary course of business since June 29, 2002 (the "Balance Sheet Date"), (B) any such liability which would not be required to be presented in unaudited interim financial statements prepared in conformity with GAAP, (C) liabilities under this Agreement, (D) liabilities for fees and expenses incurred in connection with the transactions contemplated in the Transaction Documents and (E) liabilities that are not material to the Company and its Subsidiaries, taken as a whole.

                  (iii) Except as disclosed in Schedule 3.1(e)(iii), since the Balance Sheet Date, the Company and each of its Subsidiaries has conducted its respective business in all material respects in the ordinary course consistent with past practice and there has not been any action of the type described in
Section 4.1 which had such action been taken after the date of this Agreement would be in violation of such section. Since the Balance Sheet Date, there has not occurred and neither the Company nor any of its Subsidiaries has incurred or suffered, any event, circumstance or fact that has resulted in a Material Adverse Effect.

                  (iv) Schedule 3.1(e)(iv) sets forth a complete list of all the Debt outstanding as of the date hereof of the Company and each of its Subsidiaries as of the date hereof, which list indicates the principal amount and the person to whom such Debt is owed.

         (f) COMPLIANCE WITH APPLICABLE LAWS. Each of the Company and its Subsidiaries has been operated at all times in compliance in all material respects with all Applicable Laws. Except as set forth on Schedule 3.1(f), the Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"). Except as set forth on Schedule 3.1(f), the Company and its Subsidiaries are in material compliance with the terms of the Company Permits. As of the date of this Agreement, except as set forth on Schedule 3.1(f), no investigation or review by any

Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.

         (g) ABSENCE OF LITIGATION. Except as set forth on Schedule 3.1(g), as of the date of this Agreement there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by or before any arbitrator or Governmental Entity, nor, to the Knowledge of the Company, are there any investigations relating to the Company or any of its Subsidiaries pending or threatened by or before any arbitrator or any Governmental Entity. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries.

         (h) INSURANCE. Schedule 3.1(h) sets forth as of the date of this Agreement an accurate list of all title, fire, general liability, malpractice liability, theft and other forms of property and casualty insurance and all fidelity bonds held by the Company and each of its Subsidiaries. As of the date hereof, all insurance policies and bonds with respect to the Company and its Subsidiaries are in full force and insured claims, including paid and reserved amounts, of the Company have not reached or exceeded the policy limits for any insurance policies in effect at any time during the past five (5) years. As of the date hereof, there is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. As of the date hereof, the Company does not know of any threatened termination of, premium increase with respect to, or materially adverse alteration of coverage under, any of such policies or bonds.

         (i) OWNED REAL PROPERTY. Schedule 3.1(i) contains an accurate description in all material respects of all the Owned Real Property. Except as set forth on Schedule 3.1(i) and in the real estate title reports for real estate owned by the Company and its Subsidiaries provided to Parent prior to the date hereof, the Company or a Subsidiary of the Company has good and indefeasible, fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens. The Company or a Subsidiary of the Company has sufficient title to such easements, rights of way and other rights appurtenant to each of the Owned Real Properties as are necessary to permit ingress and egress as are reasonably necessary for the Company or its Subsidiary to conduct its business in the ordinary course at the location in question. The material improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Company and each of its Subsidiaries operated thereon to be operated in the ordinary course as currently operated. Except as set forth on
Schedule 3.1(i), the material improvements located on the Owned Real Property are in good condition and in a state of good maintenance and repair (except for ordinary wear and tear) and are adequate and suitable to allow the business of the Company and its Subsidiaries to be operated in the ordinary course as currently operated. The current use of the Owned Real Property by the Company and its Subsidiaries does not violate in any material respect any restrictive covenants of record affecting any of the Owned Real

Property. To the actual Knowledge of the Company, there are no pending, nor has the Company received written notice of any threatened, condemnation or appropriation or similar proceedings against any of the Owned Real Property or the improvements thereon.

         (j) LEASED REAL PROPERTY. Schedule 3.1(j) contains a list of all real property leases to which the Company or any of its Subsidiaries is a party. Each lease described in Schedule 3.1(j) is valid, binding and enforceable in accordance with its terms (except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity)) and is in full force and effect without amendment other than as described in Schedule 3.1(j). Except as otherwise disclosed on Schedule 3.1(j), neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no other party, is in default in any material respect under any lease listed in Schedule 3.1(j). The material improvements on the Leased Real Property that are required to be maintained by the Company or the applicable Subsidiary, as tenant under the lease with respect thereto, are in good condition and in a state of good maintenance and repair (except for ordinary wear and tear) and are adequate and suitable to allow the business of the Company and its Subsidiaries to be operated in the ordinary course as currently operated. To the actual Knowledge of the Company, there are no pending, nor has the Company received written notice of any threatened, condemnation or appropriation or similar proceedings against any of the Leased Real Property or the improvements thereon.

         (k) TANGIBLE PROPERTY. The Company or its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all the tangible properties and assets of the Company and its Subsidiaries (excluding Real Property) that are material to the conduct of the businesses of the Company and its Subsidiaries. Except as disclosed in Schedule 3.1(k), such tangible properties and assets of the Company and its Subsidiaries (a) are in good operating condition and in a state of good maintenance and repair (and in the case of buildings and structures are structurally sound), ordinary wear and tear excepted, (b) are usable in the regular and ordinary course of business and (c) conform in all material respects to Applicable Laws. Except as set forth on
Schedule 3.1(k), no Person other than the Company or a Subsidiary owns any equipment or other tangible personal property or assets situated on the premises of the Company or a Subsidiary which are necessary to the operation of the business of the Company and its Subsidiaries, except for the leased items that are subject to personal property leases.

         (l) LIENS AND ENCUMBRANCES. As of the date of this Agreement, all of the material assets of the Company and each of its Subsidiaries are free and clear of all liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, restrictions, mortgages, tendencies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) Permitted Encumbrances and (ii) Liens set forth on Schedule 3.1(l) (the Liens referred to in clauses (i) and (ii) being "Permitted Liens").

         (m) ENVIRONMENTAL MATTERS. Except as disclosed in the Existing ESAs or on Schedule 3.1(m), as of the date of this Agreement:

                  (i) The Real Property and the operations of the Company and its Subsidiaries thereon comply in all material respects with all applicable Environmental Laws.

                  (ii) No judicial proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries alleging the violation of any Environmental Laws and no written notice from any Governmental Entity or any private or public person has been received by the Company or any of its Subsidiaries claiming any violation of any Environmental Laws by any Real Property, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations or installations on any Real Property that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving such notice.

                  (iii) All material permits, registrations, licenses and authorizations required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Laws in connection with the Company's or any of its Subsidiaries' operations, including those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances, have been duly obtained or filed, and the Company and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of all such permits, registrations, licenses and authorizations.

                  (iv) All Hazardous Substances used or generated by the Company or any of its Subsidiaries at or on any of the Owned Real Property or Leased Real Property have been managed in such manner as not to result in any material Environmental Costs or Liabilities. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under any Environmental Laws, (B) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (C) PCBs, PCB-containing materials or fluids, (D) radon, (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste regulated under any Environmental Law, (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste and any natural gas, synthetic gas and any mixtures thereof and (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation. "Environmental Costs or Liabilities" means any material losses or liabilities in connection with (1) any violation of any Environmental Laws or
(2) a claim by any private or public person arising out of any exposure of any person or property to Hazardous Substances.

                  (v) Neither the Company nor any of its Subsidiaries has received any written notification from any source advising the Company or any of its Subsidiaries that (A) it is a potentially responsible party under CERCLA or any other Environmental Laws, (B) any Real Property is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site or (C) any facility to which it currently transports or otherwise arranges for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

         (n) TAXES.

                 (i) Tax Returns. Except as set forth on Schedule 3.1(n), the Company and each of its Subsidiaries has timely filed all Tax Returns required to be filed by, or with respect to, the Company or any of its Subsidiaries on or prior to the date of this Agreement, and will timely file all federal and other Tax Returns required to be filed by, or with respect to, the Company or any of its Subsidiaries after the date of this Agreement and on or prior to the Closing Date. Except as set forth on Schedule 3.1(n), all such Tax Returns are true and correct in all material respects and accurately reflect the Company's or its Subsidiaries' liabilities for the Taxes which are the subject of such Tax Returns for the periods covered thereby. Except as set forth on Schedule 3.1(n), the Company has delivered or made available to Parent or its agents true and complete copies of (A) all federal income Tax Returns (including information returns) of or with respect to each of the Company or any of its Subsidiaries for the three most recent taxable years ending prior to the date of this Agreement for which such Tax Returns have been filed and (B) all other income Tax Returns (including information returns) of or with respect to each of the Company or any of its Subsidiaries for the three most recent taxable years ending prior to the date of this Agreement for which such Tax Returns have been filed.

                  (ii) Payment of Taxes. Except as set forth on Schedule 3.1(n), the Company and each of its Subsidiaries have timely paid or will timely pay all Tax liabilities of the Company or any of its Subsidiaries that have or will become due and payable on or before the Closing Date.

                  (iii) Tax Audits and Other Examinations. Schedule 3.1(n) sets forth (A) each taxable year or other taxable period of the Company or any of its Subsidiaries for which an audit or other examination of Taxes is currently in progress (or for which the Company or any Subsidiary of the Company has been notified that such an audit or other examination has been scheduled) as of the date hereof together with the names of the respective tax authorities conducting (or scheduled to conduct) such audits or examinations and a description of the subject matter of such audits or examinations, (B) the most recent taxable year or other taxable period for which an audit or other examination relating to United States Federal income taxes of the Company or any of its Subsidiaries has been finally completed and the disposition of such audits or examinations, (C) the amount of any proposed adjustments relating to any Tax Returns of the Company or any of its Subsidiaries which have not been settled or otherwise resolved, and (D) a list of all written notices received by the Company or any of its Subsidiaries from any taxing authority relating to any issue which could materially affect the Tax liability of the Company or its Subsidiaries, taken as a whole, which issue has not been finally determined and which, if determined adversely to the Company or any of its Subsidiaries, could result in a Tax liability that would be reasonably likely to have a Material Adverse Effect. The Company has provided or made available to Parent or its agents copies of all revenue agents' reports, deficiency notices and other written statements or summaries relating to the Tax liabilities of the Company or its Subsidiaries received from the Internal Revenue Service or other taxing authorities in connection with any Tax audits or other examinations conducted in the last three years.

                  (iv) Withholding Liability. All Taxes relating to the income, properties or operations of the Company or any of its Subsidiaries, including, but not limited to, (A) any and all taxes related to the employees and independent contractors of the Company or its Subsidiaries and (B) any and all withholding taxes required to be withheld from any payments or distributions made by the Company or its Subsidiaries to any of their respective stockholders, which the Company or any of its Subsidiaries is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Authorities to the extent due and payable.

                  (v) Tax Liens. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable, nor are there any such Liens pending or threatened.

                  (vi) Statute of Limitations. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into or is subject to an agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of any Taxes.

                  (vii) Tax Controversies. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is presently contesting or knows of any reason to contest any Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency.

                  (viii) Consolidated Returns. Except as set forth on Schedule 3.1(n), neither the Company nor any of its Subsidiaries has been included in any combined, consolidated, unitary or affiliated group's Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality.

                  (ix) Tax Sharing Agreements. There are no tax sharing, allocation, indemnification, gross-up or similar agreements in effect as between the Company and any other Person under which the Surviving Corporation or any of its Affiliates could be liable for any Taxes of another party, or other claims determined by reference to Taxes.

                  (x) Tax-Exempt Use Property. No property owned by the Company or any of its Subsidiaries is "tax-exempt use property" within the meaning of
Section 168(h) of the Code or is required to be treated as being owned by another person pursuant to Section 168 of the Code (or any corresponding provision of prior law).

                  (xi) Excess Parachute Payments. Except as set forth on
Schedule 3.1(n), neither the Company nor any of its Subsidiaries is a party to any agreement that would require the Company or any of its Subsidiaries to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

                  (xii) Consenting Corporation Election. Neither the Company nor any of its Subsidiaries has made or will make an election under Section 341(f) of the Code prior to the Closing Date to treat the Company or any of its Subsidiaries as a "consenting corporation," as defined in Section 341 of the Code.

                  (xiii) Accounting Method Changes. Except as set forth on
Schedule 3.1(n), neither the Company nor any of its Subsidiaries has applied for, been granted, nor agreed to any accounting method change for which it will be required to take into account any material adjustment under Section 481 of the Code or the corresponding Tax laws of any nation, state or locality.

                  (xiv) USRPHC Status. Neither the Company nor any of its Subsidiaries is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (xv) Corporate Acquisition Indebtedness. No indebtedness of the Company or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

                  (xvi) Built-In Gains Tax. The Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company's assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election. Neither the Company nor any of its Subsidiaries has, in the past 10 years, (A) acquired assets from a "C" corporation within the meaning of Section 1361(a)(2) of the Code in a transaction in which the Company's tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any "C" corporation which became a qualified subchapter S subsidiary.

         (o) MATERIAL CONTRACTS. The Company has provided to Parent true and complete copies of, and Schedule 3.1(o) sets forth a list of, all of the following contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound, whether written or oral (collectively, "Material Contracts"):

                  (i) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money;

                  (ii) all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $50,000;

                  (iii) all contracts or agreements which limit or restrict the Company or any Subsidiary of the Company or any officers or employees of the Company or any Subsidiary of the Company from engaging in any business in any jurisdiction;

                  (iv) all franchising and licensing agreements;

                  (v) any contract or agreement for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any Subsidiary of the Company of an amount in excess of $100,000;

                  (vi) any contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

                  (vii) any contract or agreement granting any person a Lien on all or any part of any of the assets of the Company or any of its Subsidiaries;

                  (viii) any contract or agreement granting to any person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

                  (ix) any contract or agreement with any agent, distributor or representative which is not terminable without penalty on sixty (60) calendar days' or less notice;

                  (x) any contract or agreement for the granting or receiving of a license or sublicense or under which any person is obligated to pay or has the right to receive a royalty, license fee or similar payment;

                  (xi) any contract providing for the indemnification or holding harmless of any officer, director or employee of the Company or its Subsidiaries;

                  (xii) any joint venture or partnership contract;

                  (xiii) any customer contract for the provision of goods or services by the Company or any Subsidiary of the Company, outside the ordinary course of business;

                  (xiv) any employment agreement or consulting agreement;

                  (xv) any outstanding power of attorney empowering any person to act on behalf of the Company or any Subsidiary of the Company; and

                  (xvi) all existing contracts and commitments (other than those described in subparagraphs (i) through (xv) above) to which the Company or a Subsidiary is a party or by which any of their assets are bound involving an annual commitment or annual payment to or from the Company or a Subsidiary of more than $250,000 individually or which is otherwise material to the business of the Company or any Subsidiary of the Company.

Notwithstanding the foregoing, blanket purchase orders or similar arrangements shall not be considered Material Contracts for purposes of this Agreement. Neither the Company nor any of its Subsidiaries is, or has received any written notice that it is, in default in any material respect under any such Material Contract, except as listed on Schedule 3.1(o). To the Company's Knowledge, as of the date of this Agreement there has not occurred any event or events that with the lapse of time or the giving of notice or both would constitute a default by the Company or any Subsidiary of the Company, except as listed on Schedule 3.1(o).

            (p) ERISA COMPLIANCE; LABOR.

                  (i) Schedule 3.1(p)(i) lists each Employee Benefit Plan.

                  (ii) Except as set forth on Schedule 3.1(p)(ii), neither the Company nor any other entity under common control or required to be aggregated with the Company as determined under Sections 4001(a)(14) and 4001(b)(1) of ERISA or Section 414 of the Code (the "Aggregated Group") has any current or contingent liabilities or obligations with respect to any Employee Benefit Plan which is (A) a "defined benefit plan" as such term is defined in Section 3(35) of ERISA, (B) subject to Part 3 of Title I of ERISA or Section 412 of the Code,
(C) subject to Section 4064 of ERISA or (D) a "multiemployer plan" as such term is defined in Sections 4001(a)(3) or 3(37)(A) of ERISA. No "prohibited transaction," as such term is described in Section 4975 of the Code, has occurred with respect to any of the Employee Benefit Plans that would subject the Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code. Except as described on Schedule 3.1(p)(ii), there exists no condition that would subject the Company or any member of the Aggregated Group to any material liability under the terms of the Employee Benefit Plans or Applicable Laws other than any payment of benefits in the normal course of plan operation.

                  (iii) True, correct and complete copies of each of the Employee Benefit Plans, and related documents have been provided to Parent or its representatives, including: (A) correct and complete copies of all trust agreements or other funding arrangements for such Employee Benefit Plans (including insurance contracts), and all amendments thereto, (B) with respect to any such Employee Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation with respect to which there are any outstanding obligations or liabilities of any kind or description (except with respect to determination letters from the Internal Revenue Service, for which only the latest determination letter has been provided), (C) Form 5500s and other annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Employee Benefit Plan with respect to the most recent three plan years, and (D) the most recent summary plan descriptions and any other material furnished to participants and beneficiaries. All reports, filings and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to governmental agencies or plan participants or beneficiaries under Applicable Law have been furnished in all material respects in accordance with Applicable Laws in a timely manner.

                  (iv) Each Employee Benefit Plan has been maintained and administered in all material respects in compliance with Applicable Laws. Except as described on Schedule 3.1(p)(iv), as of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans. All contributions required to be made to the Employee Benefit Plans pursuant to their terms and Applicable Law have been timely made. Except as described in Schedule 3.1(p)(iv), (A) the fair market value of the assets of each Employee Benefit Plan which are held in a trust or under another funding arrangement equaled or exceeded the liabilities of such plan as of the most recent valuation date for such plan,

(B) to the extent required by GAAP, the liabilities of each other Employee Benefit Plan are accurately set forth on the Balance Sheet and (C) to the extent that liabilities of each other Employee Benefit Plan are not required by GAAP to be set forth on the Balance Sheet, none of such liabilities are material to the Company and its Subsidiaries, taken as a whole. There is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service or the Department of Labor other than as described on Schedule 3.1(p)(iv), and no event has occurred which reasonably might be expected to give rise to the disqualification of any Employee Benefit Plan intended to be qualified under
Section 401(a) of the Code or to the loss of any tax benefits or consequences under the Code or to any tax under Section 511 of the Code.

                  (v) Except as set forth on Schedule 3.1(p)(v), neither the Company nor any Subsidiary maintains an Employee Benefit Plan providing welfare benefits (as defined in Section 3(1) of ERISA) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Section 4980B of the Code.

                  (vi) Except as disclosed on Schedule 3.1(p)(vi), the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former officer, employee or director of the Company or any Subsidiary of the Company or any other person to severance pay, unemployment compensation, stay-on bonus or any payment contingent upon a change in control or ownership of the Company, or (B) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee. Schedule 3.1(p)(vi) contains a true and complete list of all employment contracts, consulting agreements, termination or severance agreements (whether such termination occurs in conjunction with a change in control or ownership of the Company or otherwise), change of control agreements or any other agreements respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor of the Company under which the Company or any Subsidiary of the Company has any current or contingent liabilities or obligations of any kind or description (collectively, "Employment Agreements"). The Company has provided to Parent true, correct and complete copies of each such Employment Agreement. Neither the Company nor any of its Subsidiaries has received a claim from any Governmental Entity to the effect that the Company or any of its Subsidiaries has improperly classified any Person as an independent contractor.

                  (vii) Except as disclosed on Schedule 3.1(p)(vii), the Company has the right pursuant to the terms of each Employee Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) or to amend the terms of such plan at any time without triggering a penalty or an obligation to make any additional contributions to such plan, and Parent immediately after the Closing shall have exactly the same rights as the Company unilaterally to take such action without triggering any penalty or any obligation to make any additional contributions to such plan.

                  (viii) Except as described in Schedule 3.1(p)(viii), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and the employees of the Company and each Subsidiary have not been and currently are not represented by a labor organization or group that was certified or recognized by the National Labor Relations Board or any other governmental entity. Except as set forth on Schedule 3.1(p)(viii), neither the Company nor any of its Subsidiaries (A) is engaged in any unfair labor practices, has any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Company, threatened against it or (B) has any written notice of any charges, complaints or proceedings pending or, to the Knowledge of the Company, threatened against it before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices.

                  (ix) Except as set forth on Schedule 3.1(p)(ix), no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime, or other compensation, benefits, child labor, or record keeping violations has been filed or is pending, or the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, Service Contract Act or any other law.

                  (x) To the knowledge of the Company, except as set forth on
Schedule 3.1(p)(x), no government agency has investigated or cited the Company or any Subsidiary of the Company for violations of any employment or labor laws under which the Company or any Subsidiary of the Company has any current or contingent liabilities or obligations of any kind or description. Except as set forth on Schedule 3.1(p)(x), no government agency has begun or threatened enforcement proceedings under any employment or labor law, including any citation issued by the Occupational Safety and Health Administration or any state, local or provincial occupational safety and health board, under which the Company or any Subsidiary of the Company has any current or contingent liabilities or obligations of any kind or description.

                  (xi) Neither the Company nor any Subsidiary has taken any action that would constitute a "mass layoff," "mass termination" or "plant closing" within the meaning of the United States Worker Adjustment and Retraining Notification Act or any other law or otherwise trigger notice requirements or liability under and federal, state, local or foreign plant closing notice or collective dismissal law.

            (q) INTELLECTUAL PROPERTY.

                  (i) Schedule 3.1(q)(i) sets forth a true and complete list of all Patents, registered Trademarks and pending applications therefor (specifically excluding Trademarks protected by common law rights, only), registered copyrights and pending applications therefor, and domain names that constitute Owned Intellectual Property, identifying the owner of record for each. The Company has delivered to Parent, or has caused to be delivered to Parent, correct and complete copies of all Material Contracts involving Owned Intellectual Property, including, but not limited to, licenses, sublicenses or other documents or agreements by which the Company has granted any license or other right to any other Person with respect to the Owned Intellectual Property set forth on Schedule 3.1(q)(i), and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates). Except for the Owned Intellectual Property listed on Schedule 3.1(q)(i)(B), with regard to the Owned Intellectual Property the Company represents and warrants that: (i) to the Company's Knowledge, the Owned Intellectual Property does not infringe the rights of any Person, (ii) except as disclosed in Schedule 3.1(g), the Company has not received notice of any claim from any Person, and the Company has no Knowledge of any threatened claim, which challenges the Company's right to use any of the Owned Intellectual Property, and (iii) except as disclosed in
Schedule 3.1(q)(i)(C), to the Company's Knowledge, no Person is infringing upon the Owned Intellectual Property, and the Company has no Knowledge of any claim in which the Company may have the right or a reasonable basis to assert that a Person is infringing the Owned Intellectual Property. With regard to the Owned Intellectual Property listed on Schedule 3.1(q)(i)(B), the Company only represents and warrants that it is the owner of the listed assets.

                  (ii) The Company has delivered to Parent, or has caused to be delivered to Parent, correct and complete copies of all Material Contracts involving Licensed Intellectual Property, including but not limited to, licenses and sublicenses for Licensed Intellectual Property and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents, and evidence of commencement dates and expiration dates). The Company has not received notice of any claim from any Person, and the Company has no Knowledge of any threatened claim, which challenges the Company's right to use any of the Licensed Intellectual Property.

                  (iii) The Owned Intellectual Property, including, but not limited to, the Owned Intellectual Property set forth in Schedule 3.1(q)(i), constitutes all the Company's Owned Intellectual Property to the Company's Knowledge and, together with the Licensed Intellectual Property, constitutes all the Intellectual Property necessary and material to conducting the Company's business.

                  (iv) To the Company's Knowledge, it has not conveyed to any unrelated third party any interest in the Owned Intellectual Property or the Licensed Intellectual Property, except as disclosed in Schedule 3.1(o).

                  (v) The Company is the exclusive owner of the Owned Intellectual Property listed in Schedule 3.1(q)(i)(A) and, except as disclosed in Schedule 3.1(o), has the exclusive right to use or license use of such Owned Intellectual Property.

            (r) AFFILIATE RELATIONSHIPS. Except with respect to health and other insurance arrangements referred to in Schedule 3.1(h), as described in Schedule 3.1(r) hereof, agreements, contracts or interests solely among the Company and its Subsidiaries, or advances to officers or directors of the Company of business expenses incurred in the ordinary course of business consistent with past practice, no director, officer, Stockholder or other Affiliate of the Company or any Subsidiary of the Company, or any entity in which, to the Knowledge of the Company, any such director, officer, Stockholder or other Affiliate owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such persons), has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Subsidiary of the Company; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of or to the Company or any Subsidiary of the Company; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, and material to, the business or operations of the Company or any Subsidiary of the Company.

            (s) INVENTORY. Since December 29, 2001, the inventories of the Company and the Subsidiaries have been maintained in the ordinary course of business consistent with past practice. As of the Closing, all such inventories will be owned free and clear of all Liens, other than Permitted Liens. Except as reserved against on the Balance Sheet or the Final Working Capital Statement, all of the inventories recorded on the Balance Sheet consist of, and all inventories of the Company and the Subsidiaries on the Closing Date will consist of, items of a good and merchantable quality usable or saleable in the normal course of the business consistent with past practices. Except as reserved against on the Balance Sheet or the Final Working Capital Statement, no previously sold inventory is subject to returns in excess of those estimated (as disclosed to Parent) prior to the date hereof by the Company or its Subsidiaries. Except as set forth on Schedule 3.1(s), there have been no recalls or withdrawals relating to the products produced or sold by the Company or any of its Subsidiaries. Except as set forth on Schedule 3.1(s), the products produced by the Company and its Subsidiaries are, and at all times up to and including the sale thereof have been, (i) in compliance in all material respects with all Applicable Laws and (ii) fit for the ordinary purposes for which they are intended to be used and conform in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. Except as set forth on Schedule 3.1(s), with respect to the products produced, manufactured or assembled by the Company and its Subsidiaries, there is no material design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Laws and current industry practice with respect to its contents and use, other than defects and inadequate warnings that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. All inventories reflected on the Financial Statements were as of their respective dates, and all inventories of the Company and the Subsidiaries existing on the Closing Date will be, valued in accordance with prior practices (subject to reserves for obsolescence consistent with prior practices) and such values are in conformity with GAAP consistently applied.

            (t) BROKERS AND FINDERS. Except for the previously disclosed fees payable by the Company to First Union Securities, Inc. (d/b/a Wachovia Securities), which fees shall be paid by the Company at the Closing, no agent, broker, investment banker, or other person engaged by the Company, any of its Subsidiaries or any Stockholder is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Parent, the Company, any of its Subsidiaries or the Surviving Corporation in connection with any of the transactions contemplated by this Agreement.

            (u) SUPPLIER RELATIONS.

                  (i) Schedule 3.1(u) sets forth a list of each supplier of goods or services to the Company and its Subsidiaries to whom the Company or its Subsidiaries paid in the aggregate more than $3,000,000 during the 12-month period ended July 27, 2002 (each a "Major Supplier" and collectively, "Major Suppliers"), together with in each case the amount paid during such period. Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any Major Supplier and, to the Knowledge of the Company, no Major Supplier intends to terminate, limit or reduce its business relations with the Company or any Subsidiary of the Company. As of the date hereof, other than as a result of the change in Debt and liquidity of the Company contemplated by this Agreement and the Financing Commitments, the Company has no reason to believe that the consummation of the transactions contemplated by this Agreement may have an adverse effect on the business relationship of the Company or any of its Subsidiaries with any Major Supplier.

                  (ii) There are no direct mail component customers of the Company or its Subsidiaries that account for net revenue to the Company and its Subsidiaries from purchases made on account or on credit of more than $250,000 during the 12-month period ended July 27, 2002.

            (v) PRODUCT AND SERVICE WARRANTIES; PRODUCT LIABILITY. Except as set forth in Schedule 3.1(v), neither the Company nor any of its Subsidiaries makes any express warranties or guaranties on its own behalf as to goods sold or services provided by the Company or any of its Subsidiaries, and there is no pending or, to the Knowledge of the Company, threatened material claim alleging any breach of any such warranty or guaranty.

            (w) NOTES AND ACCOUNTS RECEIVABLE AND PAYABLE.

                  (i) All notes receivable of the Company and its Subsidiaries owing by any Securityholder, director, officer or employee of the Company or any of its Subsidiaries have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date. The Company has delivered to Parent a schedule of the accounts receivable of the Company and its Subsidiaries relating to open accounts and deferred billing arrangements for purchasers of inventory (the "Receivables") as of July 27, 2002 showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date. Except as set forth on Schedule 3.1(w), to the actual knowledge of the Company, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the Receivables have been made subject to an assignment for the benefit of creditors. Except as set forth on Schedule 3.1(w), all Receivables that are reflected in the Final Working Capital Statement(net of any reserves shown thereon, which reserves shall be established in accordance with the past practices of the Company) (A) are valid and genuine, and (B) represent monies due for goods sold and delivered or services rendered in the ordinary course of business. Neither the Company nor any of its Subsidiaries has factored any of its Receivables.

                  (ii) The accounts payable of the Company and its Subsidiaries reflected on the Financial Statements (or that are reflected in the Final Working Capital Statement) arose from bona fide transactions in the ordinary course of business, consistent with past practice.

      3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub jointly and severally represent and warrant to the Company as follows (with the understanding that the Company is relying upon such representations and warranties in entering into and performing its obligations under this Agreement):

            (a) ORGANIZATION, GOOD STANDING AND OTHER MATTERS. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Applicable Laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not materially impair the ability Parent and Sub to consummate the transactions contemplated in this Agreement. Parent directly owns all of the issued and outstanding capital stock of Sub free and clear of all Liens. Parent and Sub have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws, as in effect on the date of this Agreement.

            (b) AUTHORITY. Each of Parent and Sub has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of such Transaction Documents by each of Parent and Sub, as applicable, and the consummation of the transactions contemplated herein and therein have been respectively duly authorized by all necessary corporate action on the part of Parent and Sub. The Transaction Documents to which either of Parent or Sub is or will be a party have been, or upon execution and delivery will be, duly executed and delivered by each of Parent and Sub, as applicable, and, assuming that such Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Parent and Sub, as applicable, enforceable against Parent and Sub in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            (c) NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery by Parent and Sub of the Transaction Documents to which either is a party do not, and the performance by Parent and Sub of the transactions contemplated herein and therein will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this
Section 3.2(c) or otherwise described on Schedule 3.2(c), (i) violate, conflict with, or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) conflict in any material respect with or result in a material violation or material breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which Parent or Sub is a party or by which Parent or Sub or any material portion of their respective assets is bound or
(iii) violate any material order, writ, judgment, injunction, decree, statute, Applicable Law, rule or regulation or registration, declaration, or filing with any Governmental Entity applicable to Parent or Sub or by which they or any material portion of their respective assets is bound. No Consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery by Parent and Sub of this Agreement and the other Transaction Documents to which either of them is a party or the consummation of the transactions contemplated hereby or thereby, except for (A) filings under the HSR Act, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(C) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, (D) such filings in connection with any Gains and Transfer Taxes and (E) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement.

            (d) LITIGATION. There is no action, suit or judicial or administrative proceeding pending or, to the Knowledge of Parent or Sub, threatened against Parent or Sub relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of Parent or Sub to consummate the transactions contemplated by this Agreement and the other Transaction Documents or to perform their respective obligations and agreements hereby and thereby.

            (e) FINANCING. Prior to the date hereof, Parent has delivered to the Company true and correct copies of fully executed commitment letters (and any amendments or modifications thereto as of the date hereof) from the financing sources identified in Schedule 3.2(e) (the "Debt Financing Commitment"), pursuant to which such financing sources have committed, subject only to the terms and conditions set forth therein, to provide Parent and Sub with $60,000,000 of debt financing. Parent has sufficient funds available for, or has a binding commitment letter for, (i) at least $62,500,000 of equity financing for the transactions contemplated by this Agreement ("Equity Financing Commitment"), and (ii) at least $10,000,000 of debt financing pursuant to a revolving credit facility or similar financing (the "Revolving Credit Commitment," and together with the Debt Financing Commitment and the Equity Financing Commitment, the "Financing Commitments"). The Debt Financing Commitment is valid and in full force and effect, and, as of the date hereof, no event has occurred which (with or without notice or lapse of time or both) would constitute a default thereunder on the part of Parent or Sub. Assuming that the financing contemplated by the Debt Financing Commitment is consummated in accordance with the terms thereof, the funds to be made available under the Debt Financing Commitment, together with the Equity Financing Commitment, will be sufficient to enable Parent to pay (i) the Merger Consideration and (ii) all fees and expenses related to the transactions contemplated by this Agreement. As of the date hereof, Parent is not aware of any facts or circumstances that create a reasonable basis for Parent to believe that it will not be able to obtain financing in accordance with the terms of the Financing Commitments. Parent agrees to notify the Company promptly if the statements in the immediately preceding sentence are no longer true and correct. Except as set forth in Section 7.2(d), Parent and Sub hereby acknowledge that their obligations under this Agreement are not subject to any conditions regarding their ability to obtain financing for the transactions contemplated in this Agreement and the other Transaction Documents.

            (f) BROKERS OR FINDERS. Parent represents and warrants to the Company that neither Parent, Sub nor any Affiliate of Parent has engaged any broker, investment banker or other person that will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company, any of its Subsidiaries or any Securityholder in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE 4
                            COVENANTS OF THE COMPANY

      4.1 CONDUCT OF BUSINESS. Except as contemplated by or otherwise permitted under this Agreement or in Schedule 4.1 or to the extent that Parent shall otherwise consent in writing, from the date of this Agreement until the Closing, the Company covenants and agrees with Parent that the Company shall not, and shall not permit any of its Subsidiaries to:

            (a) fail to act in the ordinary course consistent with past practices of the Company, including failure to use commercially reasonable efforts to (i) preserve substantially intact its present relationships with customers, (ii) preserve substantially intact the Company's and each of its Subsidiaries' present business structure and (iii) preserve substantially intact its present relationships with suppliers and others having business dealings with it; or

            (b) fail to use commercially reasonable efforts to (i) maintain the tangible assets of the Company and each of its Subsidiaries in all material respects in their current physical condition, except for ordinary wear and tear (any compliance with this Section 4.1(b) shall not be deemed to be a breach of Section 4.1(g)) and (ii) maintain its rights to the Intellectual Property such that the Intellectual Property may continue to be used as currently used by the Company and its Subsidiaries in the conduct of their respective businesses; or

            (c) fail to manage its working capital substantially in accordance with past practices; or

            (d) except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company, amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract; or

            (e) merge or consolidate with or into any other legal entity, dissolve or liquidate; or

            (f) except in the ordinary course consistent with past practices of the Company or as required by the terms and provisions of written contracts identified in the Schedules to this Agreement between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement, (i) adopt or amend any Employee Benefit Plan or (ii) increase in any manner the aggregate compensation or fringe benefits of any executive officer, director or employee of the Company or any of its Subsidiaries; or

            (g) except for capital expenditures of up to $1,000,000 in the aggregate, acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or long-term assets), lease or dispose of any long-term assets except in the ordinary course of business consistent with past practices of the Company; or

            (h) mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its assets; or

            (i) except as required by GAAP, by Applicable Law or by accounting rules, change any of the accounting principles or practices used by the Company or its Subsidiaries; or

            (j) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practices of the Company; or

            (k) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (other than the issuance of certificates in replacement of lost certificates); or

            (l) change or amend its charter documents or bylaws; or

            (m) except for current liabilities within the meaning of GAAP incurred in the ordinary course of business, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any person (other than among the Company and its Subsidiaries and among such Subsidiaries, and other than advances to officers, directors or employees of the Company of business expenses incurred in the ordinary course of business consistent with past practice); or

            (n) make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting; or

            (o) revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code or take or allow any action that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code; or

            (p) declare, pay or set aside for payment any dividend or other distribution of any of its assets with respect to the Common Stock or the capital stock of the Subsidiaries, other than (i) distributions of assets made by a Subsidiary to the Company or another Subsidiary in the ordinary course of business consistent with past practice or (ii) cash dividends or distributions to the holders of Common Stock of the Company not to exceed the federal taxable income of the Company for the period beginning January 1, 2002, through the Closing Date, multiplied by 40%, net of any amounts previously distributed with respect to Taxes for such period; or

            (q) redeem or otherwise acquire or issue any shares of, or make any change in or to, its capital stock or any option, warrant, or right relating thereto; or

            (r) engage in any transactions with any of its Affiliates (other than among the Company and its Subsidiaries and among such Subsidiaries) other than transactions with Affiliates pursuant to contracts, agreements or arrangements in effect on the date of this Agreement; or

            (s) use commercially reasonable efforts to not cause a breach of any representation, warranty or obligation contained in this Agreement or any obligations contained in any Material Contract; or

            (t) organize any subsidiary, acquire any capital stock or other equity securities of any corporation or other entity or acquire any equity or other ownership interest in any business or entity; or

            (u) write down the value of any inventory of the Company or any Subsidiary or write off as uncollectible any notes or accounts receivable or any portion thereof or increase its allowance for doubtful accounts, in each case other than in all material respects in the ordinary course of business consistent with past practice; or

            (v) enter into any lease with respect to real property or other material commitment, transaction, or contract other than in the ordinary course of business, consistent with past practice, affecting the operations of the Company or any Subsidiary of the Company; or

            (w) agree, orally or in writing, to do any of the foregoing.

      4.2 ACCESS AND INFORMATION. Until the Closing, the Company shall, at the sole cost and expense of Parent, afford to Parent and its representatives (including accountants and counsel) reasonable access, in each case, during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries, to all properties, books, records, and Tax Returns of the Company and each of its Subsidiaries and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of Parent, to make copies of such books, records and other documents and to discuss the business of the Company and each of its Subsidiaries with such officers, directors and counsel for the Company as Parent may reasonably request for the purposes of familiarizing itself with the Company and each of the Company's Subsidiaries, provided, that Parent shall not contact any personnel of the Company or its Subsidiaries regarding the transactions contemplated by this Agreement without the express prior consent of the Company. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement until the Effective Time.

      4.3 THIRD PARTY CONSENTS. After the date hereof and prior to the Closing, the Company shall use its commercially reasonable efforts, but excluding making any payments, to obtain the Consent from any party to a Material Contract that is required to permit the consummation of the transactions contemplated by the Transaction Documents.

      4.4 NOTIFICATION OF CERTAIN MATTERS. If the Company receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of any Governmental Entity that could affect the ability of the Company to consummate the transactions contemplated hereby, the Company shall promptly notify Parent thereof and shall use its commercially reasonable efforts to take such steps as are necessary to remove any such impediment to the transactions contemplated by this Agreement. In addition, the Company shall give prompt written notice to Parent of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused any representation or warranty of the

Company contained in this Agreement to be untrue or inaccurate in any material respect as of the date of this Agreement and (b) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

      4.5 INSURANCE. The Company shall use commercially reasonable efforts to keep all insurance policies that are in effect on the date hereof, or equivalent replacements therefor, in full force and effect to the Closing.

      4.6 INTERIM FINANCIALS. As promptly as practicable after each regular monthly accounting period subsequent to the Balance Sheet Date and prior to the Closing Date, the Company will deliver to Parent periodic financial reports in the form which it customarily prepares for its internal purposes concerning the Company and the Subsidiaries, and, if available, unaudited consolidated statements of the financial position of the Company and its Subsidiaries as of the last day of each such accounting period and consolidated statements of income and changes in financial position of such entities for the period then ended. The Company covenants that such interim statements (i) will present fairly the financial condition of the Company and each Subsidiary as of their respective dates and the related results of their respective operations for the respective periods then ended and (ii) will be prepared on a basis consistent in all material respects with prior interim periods.

      4.7 PAYMENT OF DEBT AND EXPENSES. At or prior to the Closing, the Company shall, to the extent it has sufficient cash or cash equivalents, (i) pay all amounts due under, and obtain releases of, all Debt then outstanding, including the Indenture, the Senior Notes and all principal, interest, prepayment penalties, fees, expenses and other amounts that may be payable in connection with such repayment and (ii) pay all amounts due with respect to expenses relating to the transactions contemplated by this Agreement, including, but not limited to, all amounts due (including fees and expenses) of Wachovia Securities and all legal and accounting advisors. If the Company does not have cash or cash equivalents sufficient to pay all such amounts, then all such amounts shall be paid at the Closing by Parent or Sub and the amount of such payments shall be included in the Purchase Price Adjustments.

      4.8 RUN-OFF INSURANCE COVERAGE. The Company shall purchase an insurance policy insuring for the Company's pre-Closing indemnification obligations to the officers and directors of the Company and each of its Subsidiaries, which insurance policy shall be reasonably satisfactory to Parent. Such policy shall provide for aggregate coverage of at least $7,000,000 and shall have a minimum six (6) year tail.

      4.9 NO-SOLICITATION. Neither the Company nor any of its Affiliates will, directly or indirectly, through any officer, director or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any person, firm or corporation other than Parent or its Affiliates with respect to a sale of any substantial portion of the assets of the Company or any of its Subsidiaries, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of the Company or any of its Subsidiaries, or the liquidation or similar extraordinary transaction with respect to the Company or any of its Subsidiaries that may prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE 5
                           COVENANTS OF PARENT AND SUB

      5.1 NOTIFICATION OF CERTAIN MATTERS. If Parent, Sub or any other Affiliate of Parent receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of any Governmental Entity that could affect the ability of Parent or Sub to consummate the transactions contemplated hereby, Parent and Sub shall promptly notify the Company thereof and shall use their respective commercially reasonable efforts to take such steps as are necessary to remove any such impediment to the transactions contemplated by this Agreement. In addition, Parent and Sub shall give to the Company prompt written notice of (a) the occurrence, or failure to occur, of any event of which either of them has Knowledge that has caused any representation or warranty of Parent or Sub contained in this Agreement to be untrue or inaccurate in any material respect as of the date of this Agreement and (b) the failure of Parent or Sub to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

      5.2 EMPLOYEE MATTERS.

            (a) Parent shall take such action as may be necessary so that on and after the Effective Time and for one year thereafter, directors, officers and employees of the Company and its Subsidiaries immediately prior to the Effective Time as a whole shall be provided employee benefits, plans and programs that, in the aggregate, are no less favorable than those made available by the Company and its Subsidiaries to such directors, officers and employees as a whole immediately prior to the Effective Time. For purposes of eligibility to participate and vesting in all such benefits to be provided to such directors, officers and employees on and after the Effective Time, the directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent so credited under similar benefit plans and programs maintained by the Company or its Subsidiaries immediately prior to the Closing. The eligibility of any director, officer or employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of Parent and its Subsidiaries shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries. All individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar plan or arrangement maintained by Parent or its Subsidiaries (or the same plan or arrangement if still maintained). Amounts paid before the Effective Time by directors, officers and employees of the Company and its Subsidiaries under any health plans of the Company or its Subsidiaries shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Parent and its Subsidiaries provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans of Parent and its Subsidiaries.

            (b) After the Effective Time and for one year thereafter, Parent shall either (i) cause the Surviving Corporation to continue to provide benefits to the employees of the Company and its Subsidiaries pursuant to the Company 401(k) Plan or (ii) in accordance with Applicable Laws, maintain, adopt or cause the Surviving Corporation to adopt, or participate in, a cash or deferred arrangement that meets the requirements of Section 401(k) of the Code. Any provisions of benefits pursuant to this Section 5.2(b) shall, with respect to the Company 401(k) Plan only, also satisfy the requirements of Section 5.2(a).

            (c) Subject to the other provisions set forth in this Section 5.2, after the Closing Date and subject to Applicable Law and the terms of any Employee Benefit Plan, Parent may amend, modify or terminate any Employee Benefit Plan in existence prior to the Closing. Except as specifically provided herein (including in Section 5.5), Parent, the Surviving Corporation and each of their respective Subsidiaries are and shall remain liable for, and Parent, the Surviving Corporation and each of their respective Subsidiaries shall be responsible for and shall promptly discharge, all liabilities, duties and claims (to or by any of the Company's or its Subsidiaries' employees or former employees, any beneficiary under any Employee Benefit Plan, any Governmental Entity or otherwise) arising out of or relating to the employment relationship between the Company or any of its Subsidiaries and their respective employees and former employees, whether imposed upon or made to Parent, Sub, the Company, the Surviving Corporation, any of their respective Subsidiaries or any Securityholder (or any Affiliate thereof), including, without limitation, liabilities, duties and claims (i) for deferred compensation, incentive compensation, retirement benefits, health and life benefits, severance arrangements and benefits, disability benefits and other fringe benefits under any Employee Benefit Plan, fund, program, arrangement, policy or practice, (ii) relating to continuation health coverage pursuant to Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, (iii) for unemployment and workers' compensation or similar benefits and (iv) to file any and all annual reports, filings or notices that may be required to be filed with Governmental Entities or provided to participants and beneficiaries after the Closing. Without limiting the foregoing, Parent and Sub agree to accept responsibility for the remittance to the appropriate Governmental Entity of all required income Tax withholding, FICA payments and FUTA payments that arise in connection with a payment to a Securityholder pursuant to Section 2.9.

            (d) Notwithstanding the last sentence of Section 5.2(c), Parent, Sub, the Company, the Surviving Corporation and each of their respective Subsidiaries hereby agree to indemnify each of the Securityholders and their respective officers, directors, employees, consultants, stockholders and Affiliates for, and to hold each of them harmless from and against, all damages, losses, claims, liabilities, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of them may suffer by reason of or in connection with any claim, proceeding or suit brought against any of them under the Worker Adjustment Retraining and Notification Act, or any local, state, federal or foreign Law, which relates to actions taken by Parent, Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates at, or at any time after, the Closing (including, without limitation, any failure of Parent or the Surviving Corporation to comply with the terms and provisions set forth in this Section 5.2 or any constructive discharge of any of the employees of the Company or any its Subsidiaries resulting from the failure of Parent, the Surviving Corporation or any of their respective Subsidiaries to offer such employees compensation and benefits comparable to those currently payable to such employees under the terms of the employment arrangements of the Company and its Subsidiaries) with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries.

      5.3 ACCESS TO INFORMATION. From and after the Closing Date, Parent shall (and shall cause the Surviving Corporation and each of its Subsidiaries and other Affiliates to), during normal business hours and upon reasonable notice, make available and provide each Securityholder and their respective representatives (including, without limitation, counsel and independent auditors) with reasonable access to the facilities and properties of the Surviving Corporation and each of its Subsidiaries and to all applicable historical information, files, documents and records (written and computer) relating to the Surviving Corporation and its Subsidiaries or any of their businesses or operations for any and all periods prior to or including the Closing Date that they may require in connection with the preparation of any Tax return or any audit, investigation, dispute or litigation with respect to the requesting Securityholder, and shall (and shall cause the Surviving Corporation and each of its Subsidiaries to) provide reasonable cooperation with such Securityholders and their respective representatives (including, without limitation, counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of Parent, the Surviving Corporation and its Subsidiaries, as applicable, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of the Surviving Corporation and each of its Subsidiaries reasonably available during normal business hours to such Securityholders and their respective representatives (including, without limitation, counsel and independent auditors), with regard to the aforesaid business purposes. Notwithstanding the foregoing, any assistance provided by the Parent or the Surviving Corporation and its representatives would be limited to the provision of historical pre-Closing information. Access would only be permitted after execution by the requesting party of a customary confidentiality agreement.

      5.4 SOLVENCY LETTER. To the extent a solvency letter is required by Parent's lenders pursuant to the Debt Financing Commitment or any revolving debt facility entered into at or prior to Closing, Parent shall cause the Company to be an additional addressee of such solvency letter. If Parent is not required by its lenders pursuant to the Debt Financing Commitment or such revolving debt facility to deliver a solvency letter, Parent and Sub shall reasonably cooperate with the Company to obtain a solvency letter prior to the Closing from an independent third party selected by the Company and reasonably satisfactory to Parent (the "Appraiser") in a customary form and reasonably satisfactory to Parent and the Company.

      5.5 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS.

            (a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fee and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of the

Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Transaction Documents or the transactions contemplated hereby and thereby, in each case to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors or officers (and Parent and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Applicable Law). In determining whether an Indemnified Party is entitled to indemnification under this Section 5.5, if requested by such Indemnified Party, such determination shall be made by special, independent counsel selected by the Surviving Corporation and approved by the Indemnified Party (which approval shall not be unreasonably withheld) and who has not otherwise performed services for the Surviving Corporation or its affiliates within the last three years (other than in connection with such matters). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel or other counsel satisfactory to them and reasonably satisfactory to the Company (or satisfactory to them and reasonably satisfactory to Parent and the Surviving Corporation after the Effective Time), and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as promptly as statements therefor are received and
(ii) Parent and the Surviving Corporation shall use their best efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.5 except to the extent such failure materially prejudices such party's position with respect to such claims) and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein. The Company, Parent, Sub and the Surviving Corporation agree that the foregoing rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification (including rights relating to advances of expenses) in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. Notwithstanding the foregoing, the Surviving Corporation would not provide indemnification to any officer or director in excess of any amounts actually received pursuant to D&O liability insurance if such officer or director was a Securityholder immediately prior to the Merger and the indemnification claim relates to matters to which Parent or the Surviving Corporation is entitled to indemnification pursuant to the Agreement.

            (b) The certificate of incorporation and by-laws of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to indemnification and advancement of expenses than are set forth in the certificate of incorporation and by-laws of the Company, as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company or any of its Subsidiaries.

            (c) Parent and the Surviving Corporation shall indemnify any Indemnified Party against all reasonable costs and expenses (including attorneys' fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.5(a), relating to the enforcement of such Indemnified Party's rights under this Section 5.5 or under the documents referred to in this Section 5.5 regardless of whether or not such Indemnified Party is ultimately determined to be entitled to indemnification hereunder or thereunder. Any amounts due pursuant to the preceding sentence shall be payable upon request by the Indemnified Party and shall bear interest from the date such were originally due and payable at a rate equal to the prime rate of interest as announced by Bank of America as in effect on the date of such initial request plus 1%.

            (d) For a period of six years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the policies of directors' and officers' liability insurance described in Section 4.8 (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties) with respect to matters arising before and acts or omissions occurring or existing at or prior to the Effective Time.

            (e) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

            (f) Parent and Surviving Corporation shall honor the indemnification agreements identified in Schedule 5.5(f). The Company may enter into substantially similar indemnification agreements with other directors of the Company.

      5.6 FINANCING. Parent and Sub shall use all commercially reasonable efforts to cause the conditions to the funding contemplated by the Debt Financing Commitment and the Equity Financing Commitment to be satisfied in full or waived on or prior to the Closing, and to cause the cash contemplated by such Debt Financing Commitments and Equity Financing Commitment to be provided or made available to Parent on or prior to Closing. In addition, Parent and Sub shall use all commercially reasonable efforts to cause a lender or lenders to provide a revolving credit facility or similar financing of at least $10,000,000 at or prior to Closing, which facility shall be consistent with the terms contained in the Debt Financing Commitment. If Parent and Sub are unable to cause a lender or lenders to provide such revolving credit facility or similar financing, then Parent and Sub shall cause such revolving credit facility or similar financing to be provided pursuant to the Revolving Credit Commitment at the Closing.

      5.7 NOTIFICATION OF BREACH. If Parent, Sub or any of their Affiliates obtains Knowledge of a breach by the Company of a representation, warranty, covenant or agreement made by the Company contained in this Agreement, Parent shall promptly notify the Company of such breach; provided that such notification shall not result in the waiver by Parent or Sub of any of their respective rights or remedies under this Agreement.

                                   ARTICLE 6
                                MUTUAL COVENANTS

      6.1 GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, but in no event later than ten Business Days following the date of this Agreement, the parties shall file, or cause to be filed by their respective "ultimate parent entities," with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in the Transaction Documents. Promptly following the execution of this Agreement, the Company and Parent shall promptly proceed to prepare and file with the appropriate Governmental Entities such additional requests, reports or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, promptly following the execution of this Agreement, the Company and Parent shall use their reasonable best efforts to (a) cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date (provided that Parent shall pay all costs of the Company incurred in connection with this Section 6.1), (b) make all necessary filings and (c) thereafter, make any other required submissions with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and the rules and regulations thereunder and any other applicable federal or state securities laws. The failure by the Company or Parent to use reasonable best efforts to timely file or diligently prosecute its portion of any such application shall be a material breach of this Agreement. The failure by the Company or Parent to use reasonable best efforts to timely file or diligently prosecute its portion of any such application on or before the Termination Date, shall be a material breach of this Agreement.

      6.2 INVESTIGATION AND AGREEMENT BY PARENT AND SUB; NO OTHER
REPRESENTATIONS OR WARRANTIES.

            (a) Each of Parent and Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Sub have been furnished with or given full access to such information about the Company and its Subsidiaries and their businesses and operations as they requested. In connection with Parent's and Sub's investigation of the Company and its Subsidiaries and their businesses and operations, Parent, Sub and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Parent and Sub acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (ii) Parent and Sub are familiar with such uncertainties, (iii) except with respect to representations, warranties and agreements made in this Agreement and the related letters of transmittal, Parent and Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives and (iv) Parent and Sub will not (and will cause all of their respective Subsidiaries and other Affiliates and all other persons acting on their behalf to not) assert any claim or cause of action against the Company, its Subsidiaries or any of the Company's direct or indirect directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other person liable with respect thereto, other than with respect to claims pursuant to Article 10 hereof, claims based on the letters of transmittal, and claims based on fraud, bad faith or willful misconduct.

            (b) Each of Parent and Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement and in the letters of transmittal to be delivered at the Closing, neither the Company nor any of its respective Affiliates has made and shall not be deemed to have made to Parent, Sub or to any of their respective representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Company in Section 3.1, each of Parent and Sub agrees that neither the Company nor any of its Affiliates makes or has made any representation or warranty to Parent, Sub or to any of their respective representatives or Affiliates with respect to:

                  (i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Sub or their respective counsel, accountants, advisors, lenders, representatives or Affiliates; or

                  (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to Parent, Sub or their respective counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Section 3.1.

            (c) The Company acknowledges and agrees that except for the representations and warranties made by Parent or Sub as expressly set forth in this Agreement, neither Parent, Sub nor any of their respective Affiliates has made and shall not be construed as having made to the Company or any Affiliate thereof any representation or warranty of any kind.

      6.3 TAX MATTERS.

            (a) The Company and each Stockholder of the Company shall join with Parent in making an election under Section 338(h)(10) of the Code with respect to the purchase and sale of the Company's stock hereunder (the "Section 338(h)(10) Election"). The Stockholders shall include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law. The Stockholders shall also pay any Tax imposed on the Company or its Subsidiaries attributable to the Section 338(h)(10) Election, including (i) any Tax imposed by Section 1374 of the Code or (ii) any state, local or foreign Tax imposed on the Company's or its Subsidiaries' gain.

            (b) At least five days prior to the Closing Date, the Company shall in good faith deliver to Parent an allocation of the Purchase Price and the liabilities of the Company and its Subsidiaries (plus other relevant items) among the assets of the Company and the Company's Subsidiaries that complies with Sections 338 and 1060 of the Code and Treasury Regulations thereunder. Subject to the consent by Parent on or prior to the Closing Date (which consent shall not be unreasonably withheld) to such allocation, Parent, the Company and its Subsidiaries agree to file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

            (c) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or before the Closing Date which are due after the Closing Date. All such Tax Returns shall be prepared in all material respects in a manner consistent with practices followed in prior years to the extent in compliance with Applicable Laws. Parent shall permit the Stockholder Representatives to review and comment on each such Tax Return described in the preceding sentence prior to filing, and Parent shall incorporate such comments of the Stockholder Representatives in such Tax Returns, to the extent such comments are in compliance with Applicable Laws and consistent with past practices. To the extent permitted by law, the Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns consistent with the Schedule K-1s furnished by the Company to the Stockholders for such periods.

            (d) Parent, the Company and its Subsidiaries, and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company and its Subsidiaries, and the Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereto) of such taxable periods and to abide by any record retention agreements entered into with any taxing authority and (ii) to give the other parties reasonable notice prior to transferring, destroying or discarding any such books and records, and, if another party so requests, to allow such other party to take possession of such books and records. The parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated herein).

                                   ARTICLE 7
                              CONDITIONS PRECEDENT

      7.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of the Company, Parent and Sub to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a) CONSENTS AND APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by the Transaction Documents shall have been obtained, occurred or been filed and the applicable waiting period under the HSR Act shall have expired or terminated.

            (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued, or reasonably likely to be issued, by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Transaction Documents shall be in effect or reasonably likely to be in effect.

            (c) NO ACTION. No action shall have been taken (or be reasonably likely to be taken) nor any statute, rule or regulation shall have been enacted (or be reasonably likely to be enacted) by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

      7.2 CONDITIONS TO OBLIGATION OF PARENT AND SUB. The obligation of Parent and Sub to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by
Parent:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct only as of such earlier date), and the Company shall have performed in all material respects the obligations required to be performed by the Company under this Agreement on or prior to the Closing Date. The Company shall provide Parent with a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company certifying to the foregoing.

            (b) CONSENTS UNDER AGREEMENTS. Parent shall have been furnished with evidence reasonably satisfactory to it of the Consent of each person that is a party to the Material Contracts indicated and identified on Schedule 3.1(o) with an asterisk, if any, and such Consent shall be in form and substance reasonably satisfactory to Parent.

            (c) PAYMENT OF DEBT AND EXPENSES. The Company shall make provision for the payment in full of all Debt, the release of all Liens (except for Permitted Liens) and the payment of expenses of the Company in connection with the transactions contemplated by this

Agreement (including all fees and expenses of Wachovia Securities, legal counsel and accounting advisors) on the Closing Date after receipt by the Company of the financing contemplated by Section 3.2(e).

            (d) FINANCING. The conditions to the funding contemplated by the Debt Financing Commitment shall have been satisfied in full or waived, and the cash contemplated by such Debt Financing Commitment shall have been provided or made available to Parent; provided, that this Section 7.2(d) shall not be a condition to the obligations Parent and Sub hereunder if (i) Parent or Sub, or another lender or lenders, has not provided, or is not prepared to provide at the Closing, a revolving credit facility or similar financing sufficient to satisfy the requirements of the Debt Financing Commitment or (ii) Parent or Sub have not provided, or is not prepared to provide at the Closing, the funding contemplated by the Equity Financing Commitment.

            (e) RUN-OFF INSURANCE. The Company shall have purchased an insurance policy, reasonably satisfactory to Parent, providing extended run-off coverage for the Company's obligation to indemnify all of the officers and Directors of the Company for post-Closing claims that arise from acts that occur or occurred prior to Closing pursuant to Section 4.8 hereof.

            (f) LEGAL OPINION. Parent shall have received an opinion of Vinson & Elkins L.L.P., special counsel to the Company, dated as of the Closing Date, in the form attached hereto as Exhibit C.

            (g) EMPLOYMENT AGREEMENTS. Parent shall have received duly executed employment agreements substantially in the forms attached as Exhibit D from each of the employees identified on Schedule 7.2(g).

            (h) ESCROW AGREEMENT. Parent, the Company and the Stockholder Representatives shall have duly executed and delivered the Escrow Agreement (the "Escrow Agreement"), in the form of Exhibit E hereto.

            (i) 338(H)(10) ELECTION. Parent shall have received a completed Form 8023 executed by each Stockholder.

            (j) INDEMNIFICATION AGREEMENT. Parent and the Stockholder Indemnitors shall have duly executed and delivered the Indemnification Agreement (the "Indemnification Agreement"), in the form of Exhibit F hereto.

            (k) STOCKHOLDERS AGREEMENT. The Stockholders Agreement shall have been executed and delivered by the Securityholders party thereto.

            (l) REDEMPTION AGREEMENT CLOSING. The closing pursuant to the Redemption Agreement shall have occurred, or shall occur simultaneously with the Closing.

            (m) BOARDS OF DIRECTORS. Each member of the board of directors of the Company and each of its Subsidiaries shall have resigned their position as a director of the Company or such Subsidiary, as applicable.

            (n) CLOSING DELIVERIES. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to Section 8.2 shall have been delivered.

      7.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Parent and Sub contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct only as of such earlier date), and Parent and Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement on or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Sub by the chief executive officer or chief financial officer of Parent and Sub, respectively certifying to the foregoing.

            (b) ESCROW AGREEMENT. Parent, the Company and the Stockholder Representatives shall have duly executed and delivered the Escrow Agreement.

            (c) INDEMNIFICATION AGREEMENT. Parent and the Stockholder Indemnitors shall have duly executed and delivered the Indemnification Agreement.

            (d) STOCKHOLDERS AGREEMENT. The Stockholders Agreement shall have been executed and delivered by the parties thereto.

            (e) RUN-OFF INSURANCE. The Company shall have purchased an insurance policy providing extended run-off coverage for the Company's obligation to indemnify all of the officers and Directors of the Company for post-Closing claims that arise from acts that occur or occurred prior to Closing pursuant to
Section 4.8 hereof.

            (f) LEGAL OPINION. The Company shall have received an opinion of King & Spalding, special counsel to Parent and Sub, dated as of the Closing Date, in the form attached hereto as Exhibit G.

            (g) SOLVENCY LETTER. The Company shall have received the solvency letter described in Section 5.4, which will state to the satisfaction of the Stockholder Representatives that, immediately after the effective time and after giving effect to the Merger and the other transactions contemplated hereby (including the financing contemplated by the Financing Commitments), the Surviving Corporation will be solvent, will have adequate capital to engage in its business and will not have incurred debts beyond its ability to pay as they become due.

            (h) CLOSING DELIVERIES. All documents, instruments, certificates or other items (including, without limitation, the Merger Consideration) required to be delivered by Parent or Sub pursuant to Section 8.2 shall have been delivered.

                                    ARTICLE 8
                                     CLOSING

      8.1 CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of King & Spalding, New York, at 10:00 a.m., local time (or at such other place and time as Parent and the Company may agree) on a date selected by Parent and the Company, which date, unless otherwise provided below, shall be no later than the third Business Day after the day on which the last condition to Closing has been met or waived as contemplated in Article 7 (the "Closing Date"). If Parent and the Company fail to select the Closing Date, the Closing Date shall be such third Business Day.

      8.2 ACTIONS TO OCCUR AT CLOSING.

            (a) At the Closing, Parent shall deliver to the Company, the Securityholders and Escrow Agent, as indicated, the following:

                  (i) Merger Consideration. The cash portion of the Merger Consideration (less the amount deposited with the Escrow Agent pursuant to Section 8.2(a)(ii) below), as adjusted pursuant to the terms of this Agreement, to the Securityholders by wire transfer of immediately available funds. In addition, Parent shall deliver to the applicable Securityholders the number of Units described in Section 2.6(d) and Section 2.7(b).

                  (ii) Escrow Funds. The Escrow Funds to the Escrow Agent by wire transfer of immediately available funds.

                  (iii) Certificate. The certificate described in Section 7.3(a) and such other documentation as the Company may reasonably require in order to confirm that Parent has performed its obligations under Section 5.5.

                  (iv) Other Documents. The other documents and instruments required to be delivered pursuant to Section 7.3.

            (b) At the Closing, the Company shall deliver to Parent the following:

                  (i) Certificate. The certificate described in Section 7.2(a).

                  (ii) Consents; Acknowledgments. The original of each Consent, if any, required pursuant to Section 7.2(b).

                  (iii) Share Certificates and Option Surrender Agreements. The Company shall deliver, or cause to be delivered, to Parent the Certificates and the Option Surrender Agreements.

                  (iv) Other Documents. The other documents and instruments required to be delivered by the Company pursuant to Section 7.2.

            (c) At the Closing, all payments and deliveries required pursuant to the Redemption Agreement shall be made by the parties thereto.

      8.3 CERTIFICATE OF MERGER. Immediately following the Closing, the Surviving Corporation shall execute the Certificate of Merger and file the Certificate of Merger with the Secretary of State of the State of Delaware.

                                   ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

      9.1 TERMINATION. This Agreement may be terminated prior to the Closing and the Merger may be abandoned at any time prior to the Effective Time:

            (a) by mutual written consent of Parent and the Company;

            (b) by Parent if the cash contemplated by the Debt Financing Commitment shall have not been provided or made available to Parent in accordance with its terms by the 60th day following the date of this Agreement, provided such failure is not caused by (x) a material breach of (i) this Agreement by Parent or Sub or (ii) the Side Letter, (y) the failure to satisfy, or be prepared at the Closing to satisfy, the revolving credit facility condition contained in the Debt Financing Commitment, or (z) the failure to provide, or be prepared to provide at the Closing, the funding contemplated by the Equity Financing Commitment; and

            (c) by either Parent or the Company:

                  (i) if there shall have been any breach by the other party (or, in the case of termination by the Company, any breach by Sub) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition to the Closing hereunder and (B) cannot be cured, or has not been cured within 20 days (the "Cure Period"), following receipt by the breaching party of written notice of such breach; and, without limiting the generality of the foregoing, there shall be no Cure Period for Parent's failure to obtain all funds on or prior to the Closing Date necessary to consummate the Merger and the other transactions contemplated in the Transaction Documents in accordance with the terms and conditions hereof (which failure shall constitute a breach hereunder);

                  (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Parent and the Company shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (iii) if the Closing shall not have occurred on or before 60 days following the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, further, that such 60 day period shall be extended for the duration of the Cure Period with respect to any breach that can be cured and for which the breaching party is using reasonable efforts to effect such cure.

      9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Parent, Sub or the Company or their respective affiliates, officers, directors, employees or stockholders, except
(i) Article 9 shall survive such termination and (ii) no such termination shall relieve any party from liability for breach of any term or provision hereof.

      9.3 RETURN OF DOCUMENTATION. Following termination of this Agreement in accordance with Section 9.1, Parent shall return all agreements, documents, contracts, instruments, books, records, materials and all other information regarding the Company or any of its Subsidiaries or other Affiliates provided to Parent, Sub or any of their Subsidiaries or other Affiliates or any representatives of Parent, Sub or any of their Subsidiaries or other Affiliates in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

                                   ARTICLE 10
                                 INDEMNIFICATION

      10.1 INDEMNIFICATION BY PARENT.

            (a) From and after the Closing, Parent and the Surviving Corporation shall indemnify, defend and hold the Securityholders harmless from and against any and all actual losses, judgments, liabilities, damages, obligations, settlements, awards, offsets, costs and expenses (including, without limitation, reasonable attorneys' fees, accounting fees, and defense and investigation costs) (collectively, "Losses") that may be incurred by any Securityholders arising out of or relating to (i) any inaccuracy in any representation or warranty of Parent or Sub (disregarding for such purpose any materiality, Material Adverse Effect or similar qualifiers) contained in Section 3.2 or any breach of or noncompliance with any covenant or agreement of Parent or Sub contained in this Agreement or (ii) the operation or control of the business of the Company and its Subsidiaries after the Closing Date.

            (b) Notwithstanding anything to the contrary in this Agreement:

                  (i) the Securityholders are not entitled to indemnification under Section 10.1(a) for any Losses based upon any inaccuracy in any representation or warranty of Parent or Sub contained in this Agreement until such time as the Losses incurred by the Securityholders in the aggregate exceed $1,250,000 (the "Minimum"), at which time Parent and the Surviving Corporation shall be liable for all Losses in excess of the Minimum incurred by the Securityholders, except for the representations and warranties contained in Sections 3.2(a) (Organization), 3.2(b) (Authority) and 3.2(f) (Brokers and Finders) for which the Minimum shall not be applicable.

                  (ii) Notwithstanding the foregoing, in no event will Securityholders be entitled to indemnification under Section 10.1(a) with respect to a particular matter unless and until the aggregate amount of Losses incurred with respect to such matter for which indemnification is sought (or the reasonable estimate of such Losses likely to be incurred with respect to such matter) exceeds $10,000.

                  (iii) Securityholders' sole and exclusive remedy against Parent or the Surviving Corporation for any Losses described in Section 10.1(a) is the right to proceed for indemnification in the manner, and only to the extent, provided by this Section 10, other than with respect to fraud.

            (c) The representations and warranties of Parent and Sub contained in this Agreement or in any certificate or instrument delivered under this Agreement will survive for eighteen months after the Closing Date (the "Expiration Date"), other than with respect to Sections 3.2(b) (Authority) which shall survive indefinitely.

      10.2 INDEMNIFICATION BY THE STOCKHOLDERS.

            (a) From and after the Closing, each Stockholder (solely to the extent of the Escrow Funds or, if such Stockholder is a party to the Indemnification Agreement, pursuant to the terms of the Indemnification Agreement) shall indemnify, defend and hold Parent and the Surviving Corporation harmless from and against any and all Losses that may be incurred by Parent or the Surviving Corporation arising out of or relating to (i) any inaccuracy in any representation or warranty of the Company (disregarding for such purpose any materiality, Material Adverse Effect or similar qualifiers) contained in Section
3.1 of this Agreement or any breach of or noncompliance with any covenant or agreement of the Company to be performed or complied with at or prior to the Closing contained in this Agreement, or (ii) fraud on the part of Carl Paul, Frank Paul and the Chief Financial Officer of the Company acting on behalf of the Company in connection with the transactions contemplated hereby.

            (b) From and after the Closing, each Stockholder (solely to the extent of the Escrow Funds or, if such Stockholder is a party to the Indemnification Agreement, pursuant to the terms of the Indemnification Agreement) shall indemnify, defend and hold Parent and the Surviving Corporation harmless from and against any and all Losses that may be incurred by Parent or the Surviving Corporation arising out of or relating to any failure by the Company to qualify as an "S" corporation within the meaning of Sections 1361 and 1362 of the Code for any period prior to the Closing Date; provided that such indemnification and any indemnification under Section 10.2(a) shall not include any Losses, if any, to Parent or the Surviving Corporation relating to Taxes attributable to periods (or portions thereof) after the Closing Date or the invalidity of the Section 338(h)(10) Election. Such indemnification obligation would continue for thirty (30) days following the applicable statute of limitations and would not be subject to the Minimum or the Cap.

            (c) Notwithstanding anything to the contrary contained in this
Agreement:

                  (i) Parent and the Surviving Corporation are not entitled to indemnification under Section 10.2(a) for any Losses based upon any inaccuracy in any representation or warranty contained in this Agreement or any breach of or noncompliance with the covenants and agreements of the Company contained in Sections 4.1(s) and 4.4(a) until such time as the Losses incurred by Parent or the Surviving Corporation in the aggregate exceed the

Minimum and then only to the extent of such excess, other than with respect to the representations and warranties contained in Sections 3.1(a) (Organization), 3.1(b) (Capital Structure), 3.1(c) (Authority) and 3.1(t) (Brokers and Finders).

                  (ii) Notwithstanding the foregoing, in no event will Parent or the Surviving Corporation be entitled to indemnification under Section 10.2(a) with respect to a particular matter unless and until the aggregate amount of Losses incurred with respect to such matter for which indemnification is sought (or the reasonable estimate of such Losses likely to be incurred with respect to such matter) exceeds $10,000.

                  (iii) Any amounts owing to Parent or the Surviving Corporation pursuant to this Article 10 shall (a) first be paid solely out of the available Escrow Funds in accordance with the Escrow Agreement, (b) to the extent the amounts owed under this Article 10 exceed the amount contained at such time in the Escrow Funds, then such remaining indemnification obligation shall be satisfied solely pursuant to the Indemnification Agreement and, with respect to breaches of representations and warranties (other than with respect to breaches of Sections 3.1(b) and 3.1(c), which are not capped), up to an aggregate maximum amount in excess of the available Escrow Funds of $6,250,000 (the "Cap"), and
(c) to the extent the Losses for a claim under Section 10.2(a)(ii) (when combined with all other Losses for claims under Section 10.2 brought prior to or at the same time as such claim under Section 10.2(a)(ii)) exceed the available Escrow Funds and the Cap, then such remaining indemnification obligation under
Section 10.2(a)(ii) shall be satisfied solely pursuant to the Indemnification Agreement, up to an aggregate maximum amount in excess of the available Escrow Funds and the Cap of $6,250,000.

                  (iv) The sole and exclusive remedy of Parent and the Surviving Corporation against any Securityholder for any Losses described in Section 10.2 is the right to proceed for indemnification in the manner, and only to the extent, provided by this Article 10 and in the Indemnification Agreement. Notwithstanding the foregoing, in no event does this Article 10 limit any remedies Parent, the Surviving Corporation or Sub may otherwise have against any Securityholder with respect to breaches of or inaccuracies contained in any such Securityholder's letter of transmittal or such Securityholder's own fraud.

            (d) The representations and warranties of the Company contained in this Agreement or in any certificate or instrument delivered under this Agreement will survive until the Expiration Date, other than with respect to Sections 3.1(b) (Capital Structure) and 3.1(c) (Authority) which shall survive indefinitely. Any claim pending on the Expiration Date for which a notice has been given in accordance with Section 10.3 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. The rights of Parent and the Surviving Corporation under Section 10.2(a)(ii) shall terminate at the end of six months following the Closing Date and any claim thereunder pending on such date for which a notice has been given in accordance with Section 10.3 on or before such date may continue to be asserted and indemnified against until finally resolved. All other covenants and agreements contained in this Agreement will survive Closing in accordance with their terms.

      10.3 PROCEDURES.

            (a) Promptly after receipt by an indemnified party of notice by a third party (including any Governmental Authority) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such indemnified party may be entitled to receive payment under this
Article 10 from the other party for any Losses, such indemnified party will notify the indemnifying party promptly following the indemnified party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the indemnifying party will relieve the indemnifying party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the indemnifying party prejudices such indemnifying party or results in the forfeiture by the indemnifying party of rights and defenses otherwise available to the indemnifying party with respect to such claim. The indemnifying party will have the right, upon written notice delivered to the indemnified party within thirty (30) days after delivery to the indemnifying party of notice of receipt of such complaint to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of the fees and disbursements of such counsel. The assumption of any third party claim under this Section 10.3(a) by the indemnifying party shall constitute an acknowledgment by the indemnifying party of its obligation to indemnify the indemnified party with respect to the full amount of such claim, subject to the limitations described in Sections 10.1 and 10.2. If the indemnifying party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the indemnified party, in either case within such thirty (30) day period, then such indemnified party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the indemnifying party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one (1) counsel for all indemnified parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the indemnified party or the indemnifying party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such party's own expense. The indemnifying party or the indemnified party, as the case may be, will at all times use reasonable good faith efforts to keep the indemnifying party or the indemnified party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. If the indemnified party is seeking recovery of any third party claim from the Escrow Funds, the provisions of the Escrow Agreement shall control the payment of any such claim from such funds.

            (b) No indemnified party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the indemnifying party, unless such settlement, compromise or consent includes an unconditional release of the indemnifying party from all liability arising out of such claim. An indemnifying party may not, without the prior written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless
(i) such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the indemnified party and (iii) does not contain any equitable order, judgment or term which in any manner adversely affects, restrains or interferes with the business of the indemnified party or any of the indemnified party's Subsidiaries or Affiliates.

            (c) In the event any indemnified party should have a claim for indemnity against any indemnifying party that does not involve a third party claim, the indemnified party shall deliver written notice of such claim with reasonable promptness to the indemnifying party. Such notice shall specify the nature, circumstances and amount of such claim in reasonable detail. Subject to the limitations set forth in Sections 10.1 and 10.2, the failure of an indemnified party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay prejudices the position of the indemnifying party with respect to such claim. If the indemnifying party does not notify the indemnified party within thirty (30) calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Article, or the amount thereof, the claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Article 10, and the indemnifying party shall, subject to and in accordance with the terms of this Agreement, the Indemnification Agreement and the Escrow Agreement, pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such indemnifying party and the indemnified party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final, unappealable determination of the merits and amount of such claim, the indemnifying party will, subject to and in accordance with the terms of this Agreement, the Indemnification Agreement and the Escrow Agreement, pay or cause to be paid the amount of such liability to the indemnified party.

            (d) The respective representations and warranties of the parties to this Agreement contained in this Agreement or in any certificate or other document delivered by any party to this Agreement prior to the Closing and the rights to indemnification set forth in this Article 10 will not be deemed waived or otherwise affected by any investigation made by a party to this Agreement.

            (e) The Stockholder Representatives shall act on behalf of all the Securityholders with respect to all indemnification matters under this Article 10 pursuant to the Indemnification Agreement.

                                   ARTICLE 11
                               GENERAL PROVISIONS

      11.1 AMENDMENT AND MODIFICATION. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after such approval, no amendment shall be made which by Law requires


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
further approval by such stockholders without such further approval and, after the Closing, no amendment shall be made without the approval of the Stockholder Representatives.

      11.2 WAIVER OF COMPLIANCE. Any failure of Parent or Sub on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including the third-party beneficiaries set forth in Section 11.5), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

      11.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

      11.4 EXPENSES AND OBLIGATIONS. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated herein and in the other Transaction Documents shall be borne solely and entirely by the party that has incurred such expenses. Notwithstanding the foregoing, (a) the broker, finder or financial advisory fees payable to any person retained by Parent or any Affiliate thereof shall be borne by Parent, and the Company shall pay the broker, finder or financial advisory fees of any person retained by the Company, including, without limitation, First Union Securities, and (b) all fees, costs and other expenses of any kind incurred by or on behalf of the Company or any of its Subsidiaries in connection with, or relating to, any financing activity of Parent or any Affiliate thereof (including, without limitation, all accounting and legal fees and expenses) shall be the responsibility of and paid by Parent or the Surviving Corporation.

      11.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, each of Sections 2.7, 2.9, 4.8, 5.2, 5.3, 5.5, 6.3, 10 and 11.1 are made for the benefit of (a) the Securityholders and (b) any of the Company's and/or its Subsidiaries' (i) officers and directors, (ii) former officers and directors and
(iii) employees. In addition, notwithstanding the foregoing, Sections 2.12 and
11.13 are made for the benefit of the Stockholder Representatives. All of the persons identified in the immediately preceding sentences shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such persons were parties to this Agreement.

      11.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by telecopier or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   If to Parent or Sub, to:

                  c/o First Atlantic Capital, Ltd.
                  135 E. 57th Street; 29th Floor
                  New York, New York 10022
                  Attention:  Noel Wilens
                  Facsimile:  (212) 750-0954

                  with copies to:

                  King & Spalding
                  1185 Avenue of the Americas
                  New York, New York 10036
                  Attention:     Michael J. O'Brien, Esq.
                                 Mark E. Thompson, Esq.
                  Facsimile No.: (212) 556-2222

            (b)   If to the Company, to:

                  Golfsmith International, Inc.
                  11000 North IH-35
                  Austin, Texas 78753
                  Attention: Carl Paul and Frank Paul
                  Facsimile: (512) 821-4829

                  with a copy to:

                  Vinson & Elkins L.L.P.
                  3700 Trammell Crow Center
                  2001 Ross Avenue
                  Dallas, Texas  75201
                  Attention: Jeffrey A. Chapman, Esq.
                  Facsimile: (214) 999-7797

      Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.


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
      11.7 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      11.8 ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement and the Confidentiality Agreement.

      11.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

      11.10 PUBLIC ANNOUNCEMENTS. On or prior to the Closing no party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent and the Company, except that any party may make any disclosure required by Applicable Law (including federal securities laws) if it determines in good faith that it is required to do so and, with respect to the each such disclosure, provides Parent and the Company with prior notice and a reasonable opportunity to review the disclosure. From and after the Closing, no party shall issue any press release or make any public statement with respect to the terms of this Agreement or the transactions contemplated hereby without the prior written consent of (i) Parent, (ii) the Company and (iii) Carl Paul or Frank Paul, except that any party may make any disclosure required by Applicable Law (including federal securities Laws) if it determines in good faith that it is required to do so and, with respect to each such disclosure, provides Parent, the Company, Carl Paul and Frank Paul with prior notice and a reasonable opportunity to review the disclosure.

      11.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of Law or otherwise; provided, Parent may transfer its rights under this Agreement to a third party following the Closing if such third party purchases substantially all of the business of the Company; provided, further, that Parent may be permitted to transfer its rights under this Agreement to an Affiliate of Parent if such Affiliate assumes, jointly and severally with Parent, all of the obligations of Parent and will be at least as likely as Parent to be able to consummate the transactions contemplated hereby and proceed to Closing; and, provided, further, Parent may transfer or collaterally assign its rights under this Agreement to its lenders. Any assignment in violation of the foregoing shall be null and void.

      11.12 DIRECTOR AND OFFICER LIABILITY. The directors, officers, employees and stockholders (including, without limitation, the Securityholders) of the Company and its Subsidiaries and their Affiliates shall not have any personal liability or obligation arising under this Agreement or the Confidentiality Agreement except as specifically contemplated hereby or by the letters of transmittal.

      11.13 STOCKHOLDER REPRESENTATIVES.

            (a) From and after the Closing, the Stockholder Representatives are hereby appointed, acting individually or jointly, as the representatives of the Stockholders, with full authority and power of substitution to act in the name, place and stead of each Stockholder, with respect to Section 2.12 and Article 10 hereof and each other power or duty granted to the Stockholder Representatives in the Transaction Documents.

            (b) Parent, Sub and the Surviving Corporation, and any other person, may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representatives as the action of each Stockholder in all matters for which the Stockholder Representatives are given rights or powers under the Transaction Documents and, upon executing a written consent approving the Merger pursuant to the terms of this Agreement, each Stockholder confirms all that the Stockholder Representatives shall do or cause to be done by virtue of his or her or its appointment as a Stockholder Representative.

            (c) Any Stockholder Representative may resign as a Stockholder Representative for any reason and at any time by written notice to Parent and the other Stockholder Representative. If at any time a Stockholder Representative resigns from its position as a Stockholder Representative, the other Stockholder Representative shall designate a successor as soon as practicable and shall notify Parent in writing of such designation. If both Stockholder Representatives resign from their positions as Stockholder Representatives, the Stockholders holding a majority of the Outstanding Shares as of Closing shall designate a successor or successors as soon as practicable and shall notify Parent in writing of such designation. No Stockholder Representative may be removed by any person, other than for fraud or willful misconduct.

            (d) By consenting to the Merger, each of the Stockholders hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the Stockholder Representatives under this Agreement, the Indemnification Agreement or any other Transaction Document and agrees to hold harmless the Stockholder Representatives from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred in any claim, action, dispute or proceeding between any such person or persons and the Stockholders (or any of them) or between any such person or persons and any third party or otherwise incurred or suffered as a result of or arising out of such actions or inactions.

                  [Remainder of page intentionally left blank]


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
      IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed, all as of the date first written above.

                                     THE COMPANY:

                                     GOLFSMITH INTERNATIONAL, INC.



                                     By: /s/ CARL F. PAUL
                                         --------------------------------------
                                     Name:  Carl F. Paul
                                            -----------------------------------
                                     Title: Chief Executive Officer
                                            -----------------------------------


                                     PARENT:

                                     GOLFSMITH INTERNATIONAL HOLDINGS, INC.



                                     By: /s/ NOEL E. WILENS
                                         --------------------------------------
                                     Name:  Noel E. Wilens
                                            -----------------------------------
                                     Title: President
                                            -----------------------------------


                                     SUB:

                                     BGA ACQUISITION CORPORATION



                                     By: /s/ NOEL E. WILENS
                                         --------------------------------------
                                     Name:  Noel E. Wilens
                                            -----------------------------------
                                     Title: President
                                            -----------------------------------